Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

BY AND AMONG

GYP HOLDINGS III CORP.,

as Buyer,

GYPSUM MANAGEMENT AND SUPPLY, INC.,

as Company,

and each of the Persons set forth on Schedule A hereto,

as Sellers

Dated as of February 11, 2014

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4.5	Related Party Transactions	35
4.6	Disclaimer of Seller Warranties	36

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	36
5.1	Organization	36
5.2	Authorization; Enforceability	36
5.3	No Violation of Laws; Consents	36
5.4	No Pending Litigation or Proceedings	36
5.5	Brokers	37
5.6	Investment	37
5.7	Financial Ability	37
5.8	Independent Evaluation	38

ARTICLE VI	ACTIONS PRIOR TO CLOSING DATE	39
6.1	Access to Information	39
6.2	Notice of Certain Events	39
6.3	Consents of Third Parties	39
6.4	Filings Under the HSR Act and Other Antitrust Laws	40
6.5	Operations Prior to Closing Date	41
6.6	Environmental Due Diligence	44
6.7	Negotiations	44
6.8	Financing	45
6.9	Tax Matters	47
6.10	Employees and Employee Benefit Plans	52
6.11	No Public Announcement; Contact with Company Suppliers and Customers	54
6.12	Expenses	54
6.13	Books and Records	54
6.14	Termination of Share Restrictions	55
6.15	Director & Officers Protection	55
6.16	Confidentiality	56
6.17	Sellers’ Non-Compete and Non-Solicit	56
6.18	Delivery of Interim Financial Statements	57

ARTICLE VII	CONDITIONS TO CLOSING; DELIVERABLES	57
7.1	Conditions Precedent to Obligation of Buyer	57
7.2	Conditions Precedent to Obligation of Sellers	58
7.3	Deliveries at the Closing	59

ARTICLE VIII	TERMINATION	60
8.1	Termination Rights	60
8.2	Termination Fee	62
8.3	Effect of Termination	63

ARTICLE IX	INDEMNIFICATION	64
9.1	Survival of Representations, Warranties, Covenants and Agreements	64
9.2	Indemnification	64

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9.3	Procedures	66
9.4	Excluded Damages and Remedy	68
9.5	Environmental Remediation	68
9.6	Sole Remedy	69
9.7	Materiality	69

ARTICLE X	MISCELLANEOUS	69
10.1	Further Assurances	69
10.2	Notices	69
10.3	Assignment; Governing Law	71
10.4	Amendment and Waiver	73
10.5	Entire Agreement; No Third Party Beneficiaries	73
10.6	Severability	74
10.7	Counterparts; Signatures	74
10.8	Arbitration	74
10.9	Transfer of Privilege; Conflicts	75
10.10	Specific Performance	76

EXHIBITS

Exhibit A – Form of Escrow Agreement

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SCHEDULES

Schedule A	Sellers
Schedule 1.1A	Accounting Protocol
Schedule 1.1P	Permitted Encumbrances
Schedule 1.1T	Transaction Tax Deductions
Schedule 3.1	Organization and Authority
Schedule 3.3(a)	Capitalization - Company
Schedule 3.3(b)	Capitalization - Subsidiaries
Schedule 3.4(b)	Consents
Schedule 3.5(a)	Financial Statements
Schedule 3.5(b)	Financial Statements - Exceptions
Schedule 3.7	No Changes
Schedule 3.8(c)	Taxes – Audits; Examinations
Schedule 3.8(d)	Taxes – Agreements
Schedule 3.8(e)	Taxes – Consolidated Returns
Schedule 3.8(h)	Taxes – Additional Disclosures
Schedule 3.9(a)	Owned Real Property
Schedule 3.9(b)	Leases of Real Property
Schedule 3.9(c)	Owned Personal Property
Schedule 3.9(d)	Leased Personal Property
Schedule 3.9(f)	Condemnation Proceedings
Schedule 3.11(b)	Permits
Schedule 3.12(a)(i)	Intellectual Property Assets – Marks
Schedule 3.12(a)(ii)	Intellectual Property Assets – Patents
Schedule 3.12(a)(iii)	Intellectual Property Assets – Copyrights and Unpublished Works
Schedule 3.12(a)(iv)	Intellectual Property Assets – Domain Names
Schedule 3.12(b)(i)	Rights in Intellectual Property – General
Schedule 3.12(b)(iv)	Rights in Intellectual Property – Licenses
Schedule 3.12(c)	Company IT Asset Exposure
Schedule 3.13(a)	Labor Matters – Employees
Schedule 3.13(c)	Labor Matters – Collective Bargaining
Schedule 3.13(d)	Labor Matters – Employment Disputes
Schedule 3.13(g)	Labor Matters – Employee Contracts
Schedule 3.14(a)	Employee Benefits Plans
Schedule 3.14(b)	ERISA
Schedule 3.14(c)	General Compliance
Schedule 3.14(f)	Acceleration of Employee Benefits
Schedule 3.14(i)	409A Compliance
Schedule 3.15(g)	Environmental Matters – Asbestos Actions
Schedule 3.15(h)	Environmental Matters – Asbestos Products
Schedule 3.15(i)	Environmental Matters – Insurance for Asbestos Claims

Schedule 3.15(j)	Environmental Matters – Phase I and Phase II Environmental Assessments
Schedule 3.16	Bank Accounts
Schedule 3.17(a)	Material Contracts – Listing
Schedule 3.17(b)	Material Contracts – Status
Schedule 3.18	Brokers (Company)
Schedule 3.19(a)	Insurance Policies
Schedule 3.21	Suppliers
Schedule 4.5	Related Party Transactions
Schedule 5.5	Brokers (Buyer)
Schedule 5.7	Commitment Letters
Schedule 6.3(a)	Consents of Third Parties – Contracts
Schedule 6.3(b)	Consents of Third Parties – Other
Schedule 6.5(a)	Operations Prior to Closing Date – Exceptions
Schedule 6.5(c)	Operations Prior to Closing Date – Excess Properties
Schedule 6.5(d)	Senior Management Bonus Recipients

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Stock Purchase Agreement”), dated as of February 11, 2014, is made by and among GYP HOLDINGS III CORP., a Delaware corporation (“Buyer”), GYPSUM MANAGEMENT AND SUPPLY, INC., a Georgia corporation (“Company”), and each of the Persons set forth on Schedule A attached hereto (each a “Seller” and collectively, the “Sellers”).

WHEREAS, Sellers collectively own all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Sellers desire to sell and convey the Shares (other than the Rollover Shares) to Buyer, and Buyer desires to purchase such Shares from the Sellers, upon the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Stock Purchase Agreement, certain of the Sellers have entered into a Subscription Agreement, dated as of the date hereof (the “Seller Subscription Agreement”), pursuant to which each such Seller has agreed to contribute to Holdco their respective Rollover Shares in exchange for shares of the common stock, par value $0.01 per share, of Holdco (“Holdco Shares”) in a transaction intended to be a tax-free exchange under Section 351 of the Code;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties, each intending to be legally bound hereby, agree as set forth below.

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1          Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“AAA” means the American Arbitration Association.

“Accounting Mediator” has the meaning set forth in Section 2.6(b).

“Accounting Protocol” means the protocol, set forth on Schedule 1.1A, for determining the Company’s working capital for purposes of Sections 2.4 through 2.6.

“Acquisition Proposal” has the meaning set forth in Section 6.7.

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Adjustment Escrow Amount” means an amount equal to $10,000,000.

“Adjustment Escrow Fund” has the meaning set forth in Section 2.4(b).

“After-Tax Rate” means 61.45%.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, where “control” (and its variants) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, contract, or otherwise.  For the avoidance of doubt, the GMS Entities shall be Affiliates of the Buyer from and after the completion of the Closing.

“Agreement” or “Stock Purchase Agreement” means this Stock Purchase Agreement, together with all Disclosure Schedules and Exhibits attached hereto.

“Alternative Financing” has the meaning set forth in Section 6.8(e).

“Annual Financial Statements” has the meaning set forth in Section 3.5(a).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Asbestos Action” means any Litigation, including claims for bodily injury, death or medical monitoring, arising out of or relating to actual or alleged exposure to asbestos or asbestos-containing materials.

“Business” means the business and operations of the Company and its Subsidiaries, taken as a whole, in connection with the distribution of wallboard and acoustical products, together with metal framing, insulation, ready-mix joint compound, and related interior construction products.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Georgia are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the introduction.

“Buyer Benefit Programs” means any employee benefit plan, program or arrangement sponsored by the Buyer or any of its Affiliates (including, on and after the Closing Date, the GMS Entities).

“Buyer Indemnified Parties” means Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries), and their respective directors, officers, employees, agents and representatives.

“Buyer Termination Fee” has the meaning set forth in Section 8.2(a).

“CERCLA” has the meaning set forth in the definition of “Environmental Law.”

“Claim-Related Expenses” means any and all reasonable third party expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Purchase Price” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Cash Amount” means, as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date, the aggregate amount of marketable securities and cash of the GMS Entities determined in accordance with GAAP consistently applied, including bank account balances and amounts located at a facility of any GMS Entity, and excluding, for purposes of clarity, the aggregate amount of outstanding checks.

“Closing Date Indebtedness Amount” means the amount of Debt Obligations of the Company as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date.

“Closing Date Working Capital” means, as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date, an amount equal to the Company’s current assets minus the Company’s current liabilities, in each case as determined with respect to only those items referenced in and otherwise subject to the Accounting Protocol.

“Closing Statement” has the meaning set forth in Section 2.5.

“COBRA” means the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Committed Financing Sources” means the lenders participating in the Debt Financing pursuant to one or more Debt Commitment Letters, and the lenders which become parties to any joinder agreements, indentures or credit agreements entered into pursuant to the Debt Commitment Letters or related thereto, provided, however, Committed Financing Sources shall not include Buyer, Sponsor, or any of their respective Affiliates.

“Committed Financing Parties” means the Committed Financing Sources and their respective Affiliates, and their and their Affiliates’ respective current or future general or limited partners, stockholders, managers, members, directors, employees, representatives and agents and their respective successors and assigns.

“Commitment Letters” means, collectively, the Debt Commitment Letters and the Equity Commitment Letters.

“Company Employee” means any active or inactive full time employee of a GMS Entity as of the Closing Date.

“Company IT Assets” has the meaning set forth in Section 3.12(c),

“Company Transaction Expenses” means all fees, costs and expenses incurred by the Company or its Subsidiaries in connection with the evaluation, preparation, negotiation, documentation, execution and performance of this Agreement or the other Transaction Documents, including (i) the fees and expenses of any investment bankers, lawyers, accountants and other outside financial and other advisors, (ii) all transaction-related bonuses paid or payable to employees of Sellers, the Company and the Subsidiaries upon the consummation of the Share Transfer, including the Transaction Bonus Amount, and (iii) the employer portion of all employment, payroll and similar Taxes incurred with respect to making any payments described in clause (ii), but excluding any such amounts paid prior to the Closing.

“Compliant” means, with respect to Required Information, that such information, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

“Continuing Employees” means any Company Employee who continues to be employed by Buyer or any of its controlled Affiliates (including the GMS Entities) for any period after the Closing Date.

“Contract” means any promissory note, indenture, mortgage, financial instrument, capital or operating lease of real or personal property, or other agreement to which a GMS Entity is a party (other than exclusively with another GMS Entity) or by which a GMS Entity is bound, but excluding purchase orders issued or received by a GMS Entity in the ordinary course of business.

“D&O Indemnified Person” has the meaning set forth in Section 6.15(a).

“Debt Commitment Letters” has the meaning set forth in Section 5.7(a).

“Debt Financing” has the meaning set forth in Section 5.7(a).

“Debt Obligation” shall mean, without duplication, any Contract evidencing (i) an obligation (including the principal amount thereof and the amount of accrued and unpaid interest thereon) for borrowed money, (ii) any capitalized lease obligation, (iii) any obligation properly classified as funded indebtedness under GAAP, (iv) with respect to letters of credit, banker’s acceptances or similar facilities, in each case to the extent drawn, (v) in respect of interest rate or currency protection swaps, forward contracts and similar obligations, (vi) for the deferred purchase price of property or services, including all seller notes and “earn-out” payment obligations, whether or not matured, (vii) to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interests or any warrants, rights or options to acquire such capital stock or equity interests, and (viii) any guarantee (whether contingent or otherwise) given by any GMS Entity in respect of any of the foregoing obligations of any other Person that is not a GMS Entity (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), plus, with respect to each of clauses (i) through

(viii), all premiums, fees, breakage costs or penalties related thereto; excluding, however, (A) all Intercompany Obligations, (B) any guarantee in respect of any Intercompany Obligation, and (C) for the avoidance of doubt, all amounts that are or may become due under the Minority Shareholder Agreements, all amounts that may become due under the Deferred Compensation Agreements referred to in the definition of the Minority Shareholder Deferred Compensation Amount, all obligations in respect of any operating lease and all open purchase orders for inventory and supplies entered into in the ordinary course of business.

“Deductible” has the meaning set forth in Section 9.2(a)(iii).

“Disclosure Schedules” means the Disclosure Schedules attached to this Stock Purchase Agreement and delivered to Buyer in connection with the execution and delivery of this Agreement, as the same may be updated or supplemented in accordance with Section 6.2(a).

“Dispute” has the meaning set forth in Section 10.9(b).

“Employee Benefit Plan” means any (a) “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b) material employment, severance, termination, change in control, stock option, stock purchase, stock appreciation, restricted stock, VEBA, profit sharing, pension, retirement, deferred compensation, incentive compensation, medical, life, disability, accident, salary continuation, paid time off, supplemental retirement and unemployment benefit plan or program (whether or not insured), or (c) other material benefit plan or program, in each case (i) that is maintained, sponsored or contributed to by any GMS Entity or an ERISA Affiliate for the benefit of any current or former employee or director of any GMS Entity or (ii) pursuant to which any GMS Entity or an ERISA Affiliate could have any liability.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, claim, easement, lien, charge, option, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

“End Date” has the meaning set forth in Section 8.1(e).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Due Diligence” has the meaning set forth in Section 6.6(a).

“Environmental Law” means Laws relating to (a) the control of any pollutant, contaminant, or Hazardous Material, or the protection or restoration of the environment (including air, water and land) or natural resources; (b) the protection of human health and safety; and (c) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of solid, gaseous or liquid wastes, or Hazardous Materials, including the Clean Air Act, 42 U.S.C. §7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act

of 1990, 33 U.S.C. §2701 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.

“Environmental Permit” has the meaning set forth in Section 3.15(a).

“Equity Commitment Letters” has the meaning set forth in Section 5.7(a).

“Equity Financing” has the meaning set forth in Section 5.7(a).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among the Buyer, Sellers and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Estimated Cash Amount” has the meaning set forth in Section 2.5.

“Estimated Company Transaction Expenses Amount” has the meaning set forth in Section 2.5.

“Estimated Indebtedness Amount” has the meaning set forth in Section 2.5.

“Estimated Minority Interest Amount” has the meaning set forth in Section 2.5.

“Estimated Minority Shareholder Deferred Compensation Amount” has the meaning set forth in Section 2.5.

“Estimated Parent SAR Amount” has the meaning set forth in Section 2.5.

“Estimated Subsidiary SAR Amount” has the meaning set forth in Section 2.5.

“Estimated Working Capital Amount” has the meaning set forth in Section 2.5.

“Excess Properties” has the meaning set forth in Section 6.5(c).

“Excess Property Proceeds” means, with respect to each Excess Property, the net proceeds received by a GMS Entity after the Closing for the sale thereof if placed under contract prior to the second anniversary of the Closing Date, after deduction for (i) any GMS Entity’s out-

of-pocket costs and expenses incurred in connection with any such marketing and sale of such Excess Property (except to the extent included in Company Transaction Expenses hereunder), and (ii) the federal and, if applicable, state and local Tax payable in connection such sale.

“Exhibits” means the exhibits attached to this Stock Purchase Agreement.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Fundamental Representation” has the meaning set forth in Section 9.1.

“Future Transaction Tax Benefit” has the meaning set forth in Section 6.9(c)(ii).

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles in effect for the relevant time period.

“GMS Asbestos Action” has the meaning set forth in Section 3.15(g).

“GMS Entity” means the Company and any Subsidiary thereof as of the date hereof and on the Closing Date.

“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, operating agreement, deed of trust, or other charter documents or organizational or governing documents or instruments of such Person.

“Governmental Body” means any court or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

“Hazardous Materials” means (a) any regulated radioactive materials, friable asbestos, urea formaldehyde, polychlorinated biphenyls, petroleum, petroleum hydrocarbons or petroleum derivatives or byproducts; and (b) any chemicals, materials or substances classified as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances”, or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Holdco” means GYP HOLDINGS I CORP., a Delaware corporation and indirect parent of Buyer.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax on net or gross income, profits or receipts imposed by any Taxing Authority.

“Income Tax Return” means any Tax Return for Income Taxes.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnified Environmental Matter” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Escrow Amount” means $15,000,000.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.4(b).

“Intellectual Property Assets” has the meaning set forth in Section 3.12(a).

“Intercompany Obligations” means all financial obligations owed by one GMS Entity solely to another GMS Entity.

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable statute, law, ordinance, rule, regulation, order, judgment or decree enacted, adopted, issued or promulgated by any Governmental Body, as in effect on the date hereof.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Litigation” means any action, suit, arbitration or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Body or arbitrator.

“Losses” means, without duplication, any and all liabilities, losses, costs, settlement payments, fines, penalties, Taxes, damages, claims, Encumbrances, Claim-Related Expenses or other charges.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Stock Purchase Agreement, beginning on the first day after (i) delivery of all Required Information to the Buyer which, when so delivered, is Compliant, and with respect to the Required Information set forth in clauses (A) and (B) of Section 6.8(e)(ii), is Compliant throughout and on each day during such 15 consecutive Business Day period, and (ii) the conditions set forth in Sections 7.1(a), (b), (c), (d) and (e) and in Sections 7.2(a), (b) and (c) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing) and, except as a result of actions or inactions on the part of Buyer or any of its Affiliates (including Sponsor), nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 Business Day period; provided, that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such 15 Business

Day period, the Company’s accounting auditor shall have withdrawn its audit opinion with respect to any of the Financial Statements.

“Marks” has the meaning set forth in Section 3.12(a)(i).

“Material Adverse Effect” means any material adverse change, effect, event, occurrence, fact or condition in or on the business, results of operation, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: any material adverse facts, circumstances, events, changes, effects or occurrences (a) resulting from or relating to the identity of Buyer or any of its Affiliates as the Buyer of the Company or the announcement of or execution of this Agreement or the pendency of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers or others having relationships with the Company; (b) resulting from or relating to political conditions or any acts of terrorism or war; (c) relating to generally applicable economic conditions (including the state of the financial, debt, credit or securities markets, in the United States or elsewhere) or the industries in which the Company operates in general; (d) resulting from or relating to any change in Laws or GAAP or authoritative interpretations thereof; (e) resulting from or relating to the failure of the Business to meet projections, forecasts or estimates delivered to any Person (provided that the underlying causes of such failures may be considered in determining whether there is a Material Adverse Effect unless otherwise provided in this definition);  (f) resulting from or relating to any natural or man-made disaster or acts of God, or (g) resulting from or relating to actions of the Company or any of its Affiliates which Buyer has expressly requested or to which Buyer has expressly consented; except, in the case of clauses (b), (c), (d) or (f), where such change, effect, event, occurrence, fact or condition disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.17(a).

“Minority Interest Amount” means an amount equal to (a) the aggregate “Minimum Purchase Price” of all of the equity interests in the Company’s Subsidiaries that are not owned by the Company on the Closing Date, in each case, determined in accordance with the applicable Minority Shareholder Agreement, plus (b) the aggregate intrinsic value (i.e. the applicable “Adjusted Book Value” for the subject shares, less the exercise price) of all stock options outstanding under a stock option plan of any GMS Entity.

“Minority Shareholder Agreements” has the meaning set forth in Section 3.3(b).

“Minority Shareholder Deferred Compensation Amount” means, as of the Closing, (a) the product of (i) the aggregate amount of deferred compensation then-accrued pursuant to the terms of all Deferred Compensation Agreements set forth on Schedule 3.14(a), multiplied by (ii) the After-Tax Rate.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(b).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.5(b).

“Objections” has the meaning set forth in Section 2.6(a).

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Parent SAR Amount” means, as of the Closing, (a) the aggregate amount then-payable in respect of the stock appreciation rights issued and outstanding pursuant to the Stock Appreciation Rights Plan of the Company (as amended through the Closing Date) plus (b) without duplication of any amount reducing the Purchase Price hereunder an amount equal to the employer portion of all employment, payroll and similar Taxes relating to all amounts described in subclause (a).  The amount described in clause (a) above will be determined in accordance with the relevant provisions of the Stock Appreciation Rights Plan of the Company.

“Parent SAR Closing Date Payout Amount” means the Estimated Parent SAR Amount less the Parent SAR Rollover Amount.

“Parent SAR Holder” means each Person who holds stock appreciation rights in the Company pursuant to the Stock Appreciation Rights Plan of the Company.

“Parent SAR Rollover Amount” means, as to each Parent SAR Holder, the amount of cash deemed received in a fully taxable transaction in respect of the Parent SAR Holder’s stock appreciation rights that he or she has elected to contribute to Holdco in exchange for Holdco Shares pursuant to a subscription agreement entered into between Holdco and such Parent SAR Holder prior to the Closing, if any.

“Party” means each Seller, the Company, and Buyer.

“Pay-Off Letter” has the meaning set forth in Section 7.3(a)(ii)(E).

“Patents” has the meaning set forth in Section 3.12(a)(ii).

“Permits” has the meaning set forth in Section 3.11(b).

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) liens or rights of lessors, landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable, (c) liens securing Debt Obligations reflected on the Most Recent Balance Sheet, (d) purchase money security interests, (e) easements, rights of way and liens or restrictions on use that are imposed by Law relating to zoning, building or land use which are not violated in any material manner by the current conduct of the Business, (f) other non-monetary liens on, or imperfections of (or defects in) title with respect to, and encroachments  upon, property that do not materially impair the use of the property affected thereby as it is currently being used, and (f) Encumbrances set forth on Schedule 1.1P.

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 3.8(b).

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.6(c).

“Prime Rate” means, as of any date specified in this Agreement, the U.S. prime rate published in The Wall Street Journal.

“Principal Seller” means, individually, each of Richard K. Mueller, Richard A. Whitcomb and G. Michael Callahan, Jr.

“Privilege Items” has the meaning set forth in Section 10.9(a).

“Pro Rata Share” means, with respect to each Seller or Seller Group, as applicable, the percentage set forth opposite such Seller’s or Seller Group’s name on Schedule A.

“PTO” has the meaning set forth in Section 6.10(c).

“Purchase Price” has the meaning set forth in Section 2.2.

“Recoverable Loss” means any Loss arising out of any single act, omission, event or circumstance (or series of related acts, omissions, events or circumstances) if such Loss exceeds $100,000.00 (and if such a Loss is incurred, the entire amount of such Loss shall be a Recoverable Loss).

“Reference Rate” means the Prime Rate plus 125 basis points.

“Related Party” means (i) any equity holder or any officer or director of any of the Company or its Subsidiaries, (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (i) above, (iii) any Affiliate of any of the Persons listed in clause (i) or (ii) above, (iv) any corporation or organization of which such Person listed in clause (i) or (ii) above is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity interests, and (v) any trust or other estate in which any of the Persons listed in clause (i) or (ii) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, excluding, in each of clauses (iii) and (iv) above, the Company and its Subsidiaries.

“Related Party Group” means a Person that is controlled by Related Parties affiliated with more than one Seller Group, or with one Seller Group and any other Person (other than the Company) that owns equity in a Subsidiary of the Company.

“Related Sellers” means, as to each Principal Seller, the Sellers identified on Schedule A to this Stock Purchase Agreement as a Related Seller to such Principal Seller.

“Required Information” has the meaning set forth in Section 6.8(e).

“Resolution Date” has the meaning set forth in Section 2.6(d).

“Rolling Stock” means any trucks, vehicles, trailers and any associated equipment.

“Rollover Amount” means as to each Seller that is a party to the Seller Subscription Agreement, the Rollover Amount of such Seller specified in the Seller Subscription Agreement.

“Rollover Shares” means, as to each as to each Seller that is a party to the Seller Subscription Agreement, the number of Subject Shares (as defined in the Seller Subscription Agreement) contributed to Holdco by such Seller pursuant thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Expense Fund” has the meaning set forth in Section 2.4(b).

“Seller Expense Fund Amount” means $250,000.00.

“Seller Group” means, with respect to each Principal Seller, such Principal Seller together with his respective Related Sellers as identified on Schedule A to this Stock Purchase Agreement.

“Seller Indemnified Parties” means each Seller, and the respective officers, directors, employees, trustees, agents and representatives of any of them.

“Seller Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Sellers’ Knowledge” and all permutations thereof, means the actual knowledge of only the following persons: Richard A. Whitcomb; Richard K. Mueller; G. Michael Callahan, Jr.; Alan Adams; Steve Barker and Jack Hawkins.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Share Transfer” has the meaning set forth in Section 2.1.

“Sponsor” has the meaning set forth in Section 5.7(a).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, as to any Person, any corporation, partnership, joint venture or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

“Subsidiary SAR Amount” means, as of the Closing, the product of (i) the amounts accrued under a Stock Appreciation Rights Plan of any GMS Entity (other than the Company) but not then payable, multiplied by (ii) the After-Tax Rate.  The amount described in clause (i) above will be determined in accordance with the relevant provisions of the applicable plan.

“Sutherland” has the meaning set forth in Section 10.9(a)

“Target Working Capital” means an amount equal to $225,000,000.00.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, ad valorem, value added, excise, real or personal property, abandoned or unclaimed property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, escheat, withholding, employment, social security, payroll, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other taxes, levies, assessments, customs, duties, imposts, charges or fees of any kind imposed by or payable to any Taxing Authority and including any interest, penalties or additions imposed with respect thereto, (ii) any liability for the payment of any amounts described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of Law, and (iii) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clauses (i) or (ii) of this definition and, in each of cases (i), (ii) and (iii), whether disputed or not.

“Tax Matters” has the meaning set forth in Section 6.9(c).

“Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to any Tax, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar contract or arrangement, whether or not written.

“Taxing Authority” means the IRS and any other Governmental Body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Transaction Bonus Amount” means the total amount of transaction bonuses approved for payment to the Transaction Bonus Recipients, as set forth on Schedule 6.5(a).

“Transaction Bonus Recipient” means an employee of a GMS Entity, as described in Schedule 6.5(a), for whom the Company’s board of directors has authorized the payment of a bonus in connection with the consummation of the Share Transfer, provided such individual remains an employee of a GMS Entity on the Closing Date.

“Transaction Tax Deductions” means the items properly deductible as a matter of applicable Law at a “should” level that are borne by the Company in connection with the transactions contemplated by this Agreement, which are set forth on Schedule 1.1T.

“Transfer Shares” means the Shares other than the Rollover Shares.

“Transfer Taxes” has the meaning set forth in Section 6.9(f).

“WARN Act” means the Federal Workers’ Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

1.2                               Construction.

(a)                                 Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to all genders; (v) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time; (vi) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; and (vii) titles and captions used in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

(b)                                 A reference to any Person includes such Person’s successors and permitted assigns.

(c)                                  Any reference to “days” means calendar days unless Business Days are expressly specified.

(d)                                 Any references to “dollars” or “$” means dollars of the United States of America.

(e)                                  The Disclosure Schedules and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.  The information and disclosures set forth in each section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other section and subsection thereof where the applicability of such information or disclosure to such other section or subsection is reasonably apparent on its face.  The disclosures in the Disclosure Schedules may be over-inclusive, considering the materiality standards contained in, and the disclosures required by, the provisions of this Agreement, and the fact that any item or matter is disclosed in the Disclosure Schedules shall not itself be deemed to set or establish different standards of materiality or required disclosures from those set forth in the corresponding provisions of this Agreement.  The disclosure of any item or information in the Disclosure Schedules is not an admission that such item or information is material or required to be disclosed in the Disclosure Schedules.  The information and disclosure contained in the Disclosure Schedules shall not be deemed to expand in any way the scope or effect of the representations and warranties set forth in this Agreement.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(f)                                   The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE TRANSACTION

2.1                               Sale and Purchase of Shares.  Upon the terms and conditions of this Agreement and in consideration of the Purchase Price, at the Closing, each Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and take delivery of, such Seller’s Transfer Shares, free and clear of all Encumbrances (such sale, assignment, transfer and delivery by all Sellers, the “Share Transfer”).  Each certificate representing Transfer Shares shall be duly endorsed, or accompanied by a stock power duly endorsed, by the applicable Seller for transfer to Buyer.

2.2                               Purchase Price.  The aggregate purchase price for the Transfer Shares shall be $860,000,000.00 (the “Purchase Price”), as such price may be adjusted in accordance with the provisions of Section 2.5 and Section 2.6 (the “Adjusted Purchase Price”).

2.3                               Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to ARTICLE VIII, and subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VII, the closing of the Share Transfer (the “Closing”) shall take place at 10:00 A.M., Atlanta, Georgia time, at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street NE, Atlanta, Georgia 30309, on the earliest of:

(a)                                 April 1, 2014; or

(b)                                 if the Marketing Period has not ended as of such date, on the earliest to occur of (i) any Business Day during or before the expiration of the Marketing Period as may be specified by Buyer on no less than three (3) Business Days’ prior notice to the Company and (ii) two (2) Business Days after the final day of the Marketing Period; or

(c)                                  such other date, time or place as the Parties shall agree in writing;

provided, in each of the foregoing clauses (a) through (c), that the conditions set forth in Article VII have each been satisfied or waived by the Party entitled to waive any such condition (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the fulfillment or waiver of those conditions).  As used herein, “Closing Date” means the date when the Closing actually occurs.

2.4                               Payment and Related Transactions.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay each Seller by wire transfer of immediately available funds to an account designated by such Seller, an amount equal to (x) his or its Pro Rata Share of the Closing Cash Purchase Price, less (y) his or its respective Rollover Amount.  As used herein “Closing Cash Purchase Price” means an amount calculated as follows (without duplication), all as set forth on the Closing Statement:

(i)                                     the Purchase Price, plus

(ii)                                  the Estimated Cash Amount; plus

(iii)                               the excess, if any, of the Estimated Working Capital Amount over the Target Working Capital; less

(iv)                              the excess, if any, of the Target Working Capital over the Estimated Working Capital Amount; less

(v)                                 the Estimated Indebtedness Amount; less

(vi)                              the Estimated Minority Interest Amount; less

(vii)                           the Estimated Parent SAR Amount; less

(viii)                        the Estimated Subsidiary SAR Amount; less

(ix)                              the Escrow Amount; less

(x)                                 the Seller Expense Fund Amount; less

(xi)                              the Estimated Minority Shareholder Deferred Compensation Amount; less

(xii)                           the Estimated Company Transaction Expenses Amount; less

(xiii)                        all other amounts to be paid by Buyer directly to a third party, at the reasonable request and on behalf of the Company in connection with the Closing.

(b)                                 In addition, at the Closing, Buyer shall pay or deposit, by wire transfer of immediately available funds, (i) an amount equal to the Escrow Amount with the Escrow Agent, (ii) an amount equal to the Seller Expense Fund Amount to an account designated by the Sellers, (iii) an amount equal to the Parent SAR Closing Date Payout Amount plus the Transaction Bonus Amount to an account of the Company designated by the Company, for distribution to each Parent SAR Holder or Transaction Bonus Recipient, as applicable, pursuant to the last sentence of Section 2.4(c), and (iv) an amount equal to that portion of the Closing Date Indebtedness Amount to be satisfied on the Closing Date (as set forth in the Closing Statement), to each holder thereof pursuant to the Payoff Letters.

(c)                                  The Adjustment Escrow Amount and the Indemnity Escrow Amount so deposited with the Escrow Agent (the “Adjustment Escrow Fund” and the “Indemnity Escrow Fund”, respectively), together with all interest accrued thereon, shall be governed by the terms of the Escrow Agreement.  The amount so deposited in respect of the Seller Expense Fund Amount shall be available, together with all interest accrued thereon (the “Seller Expense Fund”), to pay any expenses of the Sellers following the Closing as they may determine in their sole discretion.  As soon as practical after the Closing, Buyer shall cause the Company to pay (i) to each Parent SAR Holder his or her applicable portion of the Parent SAR Closing Date Payout Amount, in satisfaction of the Company’s obligations thereto under such Parent SAR Holder’s Stock Appreciation Rights Agreement(s), and (ii) to each Transaction Bonus Recipient, the applicable portion of the Transaction Bonus Amount, in each case, subject to all applicable withholding pursuant to Section 2.7.

2.5                               Closing Date Purchase Price Adjustment.  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Closing Statement”) setting forth its good faith (a) estimate of (i) the Closing Date Cash Amount, (ii) the Closing Date Working Capital, (iii) the Closing Date Indebtedness Amount, (iv) the Minority Interest Amount, (v) the Parent SAR Amount, (vi) the Subsidiary SAR Amount, (vii) the Minority Shareholder Deferred Compensation Amount and the (viii) the Company Transaction Expenses (such estimates, respectively, the “Estimated Cash Amount”, the “Estimated Working Capital Amount,” the “Estimated Indebtedness Amount,” the “Estimated Minority Interest Amount”, “Estimated Parent SAR Amount”, the “Estimated Subsidiary SAR Amount”, the “Estimated Minority Shareholder Deferred Compensation Amount” and the “Estimated Company Transaction Expenses Amount”), which amounts (together with the Parent SAR Rollover Amount) shall be the basis for the adjustments set forth in Section 2.4(a), and (b) calculation of the Closing Cash Purchase Price.  For purposes of this Section 2.5 and Section 2.6, no item included in any one of the amounts described herein, or in the corresponding estimate, will also be included in any other of such amounts described herein, or in the corresponding estimate.

2.6                               Post-Closing Purchase Price Adjustment.

(a)                                 Buyer’s Calculation.  As soon as practicable, but in no event later than 75 days, after the Closing Date, Buyer shall prepare or cause to be prepared and shall deliver to Sellers a statement setting forth its good faith calculation of the Closing Date Cash Amount, Closing Date Indebtedness Amount, Closing Date Working Capital, the Minority Interest Amount, the Subsidiary SAR Amount and the Company Transaction Expenses.  If Sellers object to any of such Buyer estimates, Sellers shall notify Buyer no later than 45 days after Sellers’ receipt of such statement, setting forth with reasonable specificity their objections (the “Objections”).  Thereafter, Buyer and Sellers shall endeavor in good faith, during the 30-day period commencing on the date of delivery of such notice of Objections (or such longer period as the Parties may then agree), to resolve the Objections.  For so long as any Objections remain unresolved, Buyer shall make available, and shall cause the Company to make available, to Sellers such books and records as Sellers may reasonably request in connection with resolving any Objections.

(b)                                 Dispute Resolution.  If at the end of the 30-day period (or such longer period as the Parties may agree) there are any unresolved Objections, Sellers and Buyer shall submit the calculation and resolution of such unresolved Objections to Deloitte LLP or, if Deloitte LLP is not able to accept such engagement, to another independent accounting firm to be agreed upon by the Parties  (the “Accounting Mediator”).  The Accounting Mediator shall be instructed to resolve the Objections and such resolution shall be (i) set forth in writing and signed by the Accounting Mediator, (ii) delivered to Buyer and Sellers as soon as practicable after the Objections are submitted to the Accounting Mediator but not later than the 30th day after such submission, (iii) made in accordance with this Agreement, and (iv) conclusive and binding on the Parties.  The Accounting Mediator shall only decide the Objections submitted to it, and with respect to each, shall not assign any value that is greater than the highest value for such amount claimed by either the Sellers or the Buyer or that is less than the lowest value for such amount claimed by either the Sellers or the Buyer.  The Accounting Mediator shall base its decision solely upon the presentations of the Parties to the Accounting Mediator at a hearing held before the Accounting Mediator and upon any materials made available by either Party and not upon independent review.  If the Accounting Mediator does not or is unwilling to resolve all of the Objections on or before the expiration of 60 days from the date of submission of the Objections, either Party shall be entitled to apply for arbitration in accordance with the provisions set forth in Section 10.8. The costs and fees of the Accounting Mediator shall be borne by the Sellers on the one hand, and the Buyer on the other hand, in the inverse proportion that the contested amounts relating to the Objections submitted to the Accounting Mediator and awarded to such Party bears to the total contested amounts relating to such Objections, as determined by the Accounting Mediator.

(c)                                  Adjustment Amount. Following the examination, review and, if applicable, dispute resolution procedure set out in Section 2.6(b), the Purchase Price shall be adjusted as described herein.  The amount of such adjustment (the “Post-Closing Adjustment Amount”) shall be equal to the sum of (i) the Closing Date Cash Amount (as finally determined) minus the Estimated Cash Amount, (ii) the Estimated Indebtedness Amount minus the Closing Date Indebtedness Amount (as finally determined), (iii) the Closing Date Working Capital (as finally determined) minus the Estimated Working Capital Amount, (iv) the Estimated Minority Interest Amount minus the Minority Interest Amount (as finally determined), (v) the Estimated Parent SAR Amount minus the Parent SAR Amount (as finally determined), (vi) the Estimated Subsidiary SAR Amount minus the Subsidiary SAR Amount (as finally determined), (vii) the Estimated Minority Shareholder Deferred Compensation Amount minus the Minority Shareholder Deferred Compensation Amount (as finally determined) and (viii) the Estimated Company Transaction Expense Amount minus the Company Transaction Expense Amount (as finally determined).  If the Post-Closing Adjustment Amount is a positive number, Buyer shall pay to each Seller his or its Pro Rata Share of an amount equal thereto.  If the Post-Closing Adjustment Amount is a negative number, each Seller shall pay Buyer an amount equal to its Pro Rata Share of the absolute value thereof.  Any amount payable pursuant to this Section 2.6(c) shall include interest from the Closing Date to and including the date paid at the Reference Rate.

(d)                                 Payment.  Payment of the Post-Closing Adjustment Amount, plus accrued interest as set forth above, shall be made by Buyer or Sellers, as the case may be, by wire transfer of immediately available funds to the wire transfer address designated by the Party or Parties entitled to such payment.  If the Post-Closing Adjustment Amount is to be paid to Buyer, then Sellers and Buyer shall jointly instruct the Escrow Agent, no later than two (2) Business Day following, as applicable (i) the date on which the Parties agree among themselves on a resolution to all Objections, (ii) the date on which the period for Objections has expired if no Objections have been asserted or, (iii) if any Objections are timely asserted and not otherwise resolved among the parties, the date on which the procedures for resolution of the Objections as set forth in Section 2.6(b) have been completed (such date, the “Resolution Date”), to (x) distribute to Buyer out of the Adjustment Escrow Fund any Post-Closing Adjustment Amount required to be paid by Sellers to Buyer pursuant to Section 2.6(c), and (y) simultaneously distribute to each Seller an amount equal to his or its Pro Rata Share of the Adjustment Escrow Fund remaining after distribution of any amounts to Buyer pursuant to clause (x) hereof.  If the Post-Closing Adjustment Amount is to be paid by Buyer, then Sellers and Buyer shall jointly instruct the

Escrow Agent, no later than two (2) Business Day following the Resolution Date, to distribute the entire amount of the Adjustment Escrow Fund then on deposit with the Escrow Agent to Sellers, each in accordance with their respective Pro Rata Share.  In the event the Post-Closing Adjustment Amount is to be paid to Buyer pursuant to Section 2.6(c) and such amount is greater than the amount available for such payment from the Adjustment Escrow Fund, the Sellers shall pay such excess by wire transfer of immediately available funds to the wire transfer address designated by Buyer no later than five (5) Business Days following the Resolution Date.

(e)                                  Tax Treatment.  All amounts paid pursuant to this Section 2.6 shall be treated by the Parties as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

2.7                               Withholding.  Notwithstanding anything in this Agreement to the contrary, each of Buyer and the Company shall be entitled to deduct and withhold from any payment made to or for the benefit of any Person pursuant to this Agreement or the Escrow Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer that, except as set forth on the Disclosure Schedules attached to this Agreement:

3.1                               Organization and Authority.  Each GMS Entity is a corporation duly organized, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has the necessary corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.  Each GMS Entity is duly qualified to do business and in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Schedule 3.1 sets forth the state of incorporation and all jurisdictions in which the Company and its Subsidiaries are currently qualified to do business.

3.2                               Authorization; Enforceability.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under and consummate the transactions contemplated by this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated hereby. This Agreement has been and each other agreement, document, instrument, or certificate contemplated hereby will be, duly executed and delivered by, and does and will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles (collectively, the “Enforceability Exceptions”).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of the Company and no further corporate action, approval or consent on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.3                               Capitalization; Subsidiaries.

(a)                                 Company.  The Shares constitute all of the issued and outstanding shares of capital stock of the Company and are owned of record by Sellers as set forth on Schedule 3.3(a).  The authorized capital stock of the Company consists of (i) 300,000 shares of Class A Common Stock, of which 85,263 shares are issued and outstanding, and (ii) 800,000 shares of Class B Common Stock, of which 767,367 shares are issued and outstanding.  All of such outstanding Shares have been duly authorized and  validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.3(a), there are no outstanding options, warrants, rights or subscriptions to purchase any capital stock of the Company, nor has the Company entered into or otherwise become a party to any Contract to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or granted to any Person any right that is in effect on or after the date hereof to subscribe for or acquire from it any shares of its capital stock, and no such securities, obligations or rights are outstanding.

(b)                                 Subsidiaries.  Except for the capital stock of the Subsidiaries set forth on Schedule 3.1, the Company does not own any capital stock or other ownership interest in any other Person. Except as set forth on Schedule 3.3(b), the Company is the record and beneficial owner of all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any and all Encumbrances except those arising under federal and state securities laws. All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.3(b), there are no outstanding options, warrants, rights or subscriptions to purchase any capital stock or other ownership interest of any Subsidiary, nor has any Subsidiary entered into or become a party to any Contract to issue or sell any shares of its capital stock or other ownership interests, or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other ownership interests, or granted to any Person any right that is in effect on or after the date hereof to subscribe for or acquire from it any shares of its capital stock or other ownership interests, and no such securities, obligations or rights are outstanding. Schedule 3.3(b) sets forth a complete, true and correct list of all Contracts (the “Minority Shareholder Agreements”) to which one or more GMS Entities is a party and to which any shares of a Subsidiary’s capital stock are subject. The Company has made available to Buyer a true, correct and complete copy of each Minority Shareholder Agreement.

3.4                               No Violation of Laws or Agreements; Consents.  Neither the execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by the Company:

(a)                                 violates any provision of the Governing Documents of any GMS Entity;

(b)                                 except as set forth on Schedule 3.4(b), (i) creates any Encumbrance on the Shares, or (ii) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination or modification of, accelerates the maturity of, creates a right of any party to terminate, or creates an Encumbrance on any asset or property of a GMS Entity under, any Contract, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(c)                                  subject to compliance with  the HSR Act, violates any Law to which a GMS Entity is subject or by which any asset of a GMS Entity is bound or affected, or otherwise requires consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body, the result of which or the failure to obtain of which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.5                               Financial Statements.

(a)                                 The Company has delivered to Buyer copies of the following financial statements, true, correct and complete copies of which are also attached hereto as Schedule 3.5(a): (i) the audited consolidated balance sheet of the Company as of April 30, 2013, and the audited consolidated income statement of the Company for the fiscal year then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited interim consolidated balance sheet of the Company as of November 30, 2013, and the unaudited interim consolidated income statement of the Company for the seven-month period then ended (collectively, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).

(b)                                 The Annual Financial Statements (i) have been prepared in accordance with GAAP on a consistent basis throughout the indicated period (except as may be indicated in the notes thereto), and (ii) present fairly in all material respects the consolidated financial condition and results of operation of the Company and its Subsidiaries, taken as a whole, at the dates and for the relevant periods indicated.  Except as set forth on Schedule 3.5(b), the Interim Financial Statements (i) have been prepared in accordance with GAAP on a consistent basis throughout the indicated period, subject to normal and recurring year-end adjustments and the absence of notes, and (ii) present fairly in all material respects the consolidated financial condition and results of operation of the Company and its Subsidiaries, taken as a whole, at the dates and for the relevant periods indicated.  The unaudited interim consolidated balance sheet of the Company included in the Interim Financial Statements shall be referred to herein as the “Most Recent Balance Sheet,” and the date thereof shall be referred to herein as the “Most Recent Balance Sheet Date.”

3.6                               Absence of Undisclosed Liabilities.  There exist no material liabilities, whether absolute or contingent, of a GMS Entity which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company prepared as of the date of this Agreement in accordance with GAAP and in a manner consistent with the Most Recent Balance Sheet, other than (i) liabilities that are reflected, reserved for or disclosed in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the Most Recent

Balance Sheet Date, (iii) liabilities for items disclosed on the Schedules hereto, or (iv) liabilities incurred in the connection with the transactions contemplated by this Agreement.

3.7                               No Changes.  Except as contemplated by this Agreement or as set forth on Schedule 3.7, since the Most Recent Balance Sheet Date, the GMS Entities have conducted their business only in the ordinary course, and there has not been:

(a)                                 any material increase in the salary, wage or bonus payable by any GMS Entity to any managerial employee thereof, except in the ordinary course of business and consistent with past business practices or as required by employment or retention contracts;

(b)                                 any material change in any method of any GMS Entities’ accounting or accounting practices, other than as required by GAAP or applicable Law;

(c)                                  through the date hereof, any sale, lease or other disposition of any assets of a GMS Entity, other than (i) inventory in the ordinary course of business, (ii) sales of assets not in excess of $100,000 individually or $500,000 in the aggregate, or (iii) transfers to another GMS Entity;

(d)                                 any issuance, sale or disposition of capital stock or any other securities or grant of any options, warrants or other rights to subscribe for, obtain (including upon conversion, exchange or exercise) or purchase any capital stock or any other securities of any GMS Entity;

(e)                                  any write-offs, write-downs or write-ups of the value of any of the inventory or other assets of any GMS Entity outside the ordinary course of business;

(f)                                   any new mortgage or pledge of any material assets of a GMS Entity, except for Permitted Encumbrances arising in the ordinary course of business;

(g)                                  any creation or assumption by a GMS Entity of any Debt Obligation for borrowed money, except for Debt Obligations incurred in the ordinary course of business, or pursuant to Contracts disclosed on Schedule 3.17 or entered into in the ordinary course of business;

(h)                                 any guarantee by a GMS Entity of any liability (whether directly, contingently or otherwise) for the obligations of any other Person (other than another GMS Entity), except in the ordinary course of business and except for the endorsement of negotiable instruments by a GMS Entity in the ordinary course of business;

(i)                                     any Tax election or method of Tax accounting made, revoked or changed, an amended Tax Return or a claim for refund of Taxes filed, any ruling request, closing agreement, or similar agreement with respect to Taxes entered into, any liability with respect to Taxes settled or compromised, or any claim or assessment relating to Taxes consented to or the statute of limitations for any such claim or assessment waived;

(j)                                    any change, effect, event, occurrence, fact or condition that, as of the date hereof, has had, or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect; or

(k)                                 any agreement or commitment to do any of the foregoing.

3.8                               Taxes.

(a)                                 Tax Returns.  The Company or other applicable GMS Entity has:

(i)                                     duly and timely filed with the appropriate Taxing Authority all Income Tax and other material Tax Returns required to be filed by or on behalf of the GMS Entities, and

(ii)                                  duly and timely paid all Income Taxes and other material Taxes due and payable (whether or not shown on such Tax Returns) with respect to such GMS Entity.

For purposes of the preceding sentence, any Tax Return or Taxes for which an extension to file or pay has been obtained will be deemed to be timely if filed and paid by the date provided by any such extension.  For federal income tax purposes, the Company is the “common parent” of an “affiliated group” within the meaning of Section 1504(a) of the Code (the “Affiliated Group”) that has elected to file a consolidated federal income tax return.

(b)                                 Liabilities.  All Taxes of the GMS Entities for all Tax periods ending on or prior to the Closing Date, and all Taxes of the GMS Entities for the portion of any Straddle Period ending on and including the Closing Date (each such year or period or portion thereof ending on or before the Closing Date, a “Pre-Closing Period”), which have been reported on returns and required by Law to be paid, to the extent due and payable, have been paid, accrued on the Most Recent Balance Sheet (or otherwise reflected in the final determination of Closing Date Working Capital) or are being contested in good faith.

(c)                                  Audits; Examinations.

(i)                                     Except as otherwise disclosed on Schedule 3.8(c), no GMS Entity has received notice of any ongoing audit or examination of any Tax Return filed by a GMS Entity or the Affiliated Group which could materially adversely affect the Tax liability of the GMS Entities.

(ii)                                  Except as otherwise disclosed on Schedule 3.8(c), no GMS Entity presently has in effect any waiver or extension of the statute of limitations in respect of any Tax (or any extension of time with respect to the assessment or collection of any Tax) of the GMS Entities.

(d)                                 Agreements.  Except as otherwise disclosed on Schedule 3.8(d), there are no Tax Sharing Agreements in effect between any GMS Entity and any other Person (except for other GMS Entities and customary agreements to indemnify lenders or security holders in respect of Taxes).

(e)                                  Consolidated Returns; Etc.  Except as otherwise disclosed on Schedule 3.8(e), no GMS Entity (i) was a member of an affiliated group filing a consolidated federal income tax return (other than the Affiliated Group of which the Company is the common parent) for any taxable period for which the statute of limitations has not expired, or (ii) is liable for the

Taxes of another Person for any taxable period for which the statute of limitations has not expired (A) under Treasury Regulation Section 1.1502-6 (or similar or comparable provisions of state, local or foreign Law), (B) as a transferee or successor, or (C) by contract or indemnity.  Each of the Subsidiaries of the Company (x) has been and is eligible to join in the filing of a consolidated federal income tax return with the Company for all taxable periods in which such GMS Entity was included in a consolidated federal income tax return with the Company, and (y) has only one class of shares outstanding or, to the extent such Subsidiary has more than one class of shares outstanding, the Company owns all of the shares of each class other than the shares of one class of common shares of such Subsidiary.

(f)                                   Notices.  No GMS Entity has received from any Taxing Authority in the last two (2)years any notice of deficiency or proposed adjustment for any amount of Tax that could materially adversely affect the Tax liability of the GMS Entities and that has not been fully paid or otherwise satisfied or withdrawn.

(g)                                  Withholding.  Each GMS Entity has complied in all material respects with all Laws relating to the payment and withholding of Taxes and information reporting with respect thereto and has duly and timely withheld or collected all amounts required to be so withheld or collected and timely paid such amounts over to the appropriate Taxing Authorities for all periods under all applicable Laws.

(h)                                 Listed Transactions; Etc.  No GMS Entity has (i) participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any similar or comparable provision of state, local or foreign Law, (ii) except as otherwise disclosed on Schedule 3.8(h), since May 1, 2010, requested or received any Tax ruling, transfer pricing agreement, or similar agreement or entered into any “closing agreement” as described in Section 7121 of the Code (or any similar or comparable provision of state, local or foreign Law) or (iii) except as otherwise disclosed on Schedule 3.8(h), since May 1, 2010, been a “distributing corporation” or a “controlled corporation” in connection with a distribution that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)                                     Changes in Method of Accounting, Etc.  No GMS Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) election under Section 108(i) of the Code (or any similar or comparable provision of state, local or foreign Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

3.9                               Rights in Assets.

(a)                                 Owned Real Property.  Schedule 3.9(a) sets forth, for each GMS Entity, a complete and accurate list of all real property owned as of the date hereof (the “Owned Real Property”).  Each GMS Entity has title to its respective Owned Real Property free and clear of all Encumbrances except for Permitted Encumbrances.

(b)                                 Leases of Real Property.  Schedule 3.9(b) sets forth, for each GMS Entity, a complete and accurate list of all material leases of real property to which it is a party on the date hereof or by which it is presently bound (whether as lessee or lessor) (collectively, the “Leased Real Property”).  The Company has made available to the Buyer, correct and complete copies of each Contract in respect of such Leased Real Property. Each GMS Entity is in possession of the real property covered under each lease set forth on Schedule 3.9(b) for which it is the lessee except as set forth in such Schedule.

(c)                                  Owned Personal Property.  The GMS Entities have good title to all material items of personal property used in the Business (other than Leased Personal Property), free and clear of all Encumbrances except for Permitted Encumbrances.  Schedule 3.9(c) sets forth, for each GMS Entity, a complete and accurate list of all personal property owned as of the date hereof that has a net book value in excess of $100,000 (the “Owned Personal Property”).

(d)                                 Leased Personal Property.  Schedule 3.9(d) sets forth, for each GMS Entity, a complete and accurate list of all personal property leased as of the date hereof under an agreement requiring the payment of more than $150,000 per year (the “Leased Personal Property”).

(e)                                  Adequacy of Assets.  The GMS Entities collectively own or, to Seller’s Knowledge, have valid and enforceable contractual rights (subject to the Enforceability Exceptions) to use all of the assets required to enable them, collectively, to operate the Business as presently conducted; provided, however, Sellers make no representation as to the adequacy of the working capital of any GMS Entity which is delivered at Closing.

(f)                                   Condemnation Proceedings.  Except as set forth on Schedule 3.9(f), as of the date hereof, to Sellers’ Knowledge, there is no pending or threatened condemnation or eminent domain proceeding affecting any Owned Real Property or Leased Real Property.

3.10                        No Pending Litigation.  There is no Litigation pending or, to the Sellers’ Knowledge, threatened against any GMS Entity which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or that challenges or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise materially delaying or interfering with, the transactions contemplated by this Agreement. There is no outstanding judgment, decree or order of any Governmental Body against or affecting any GMS Entity that (a) as of the date hereof, has the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise materially interfering with, the transactions contemplated by this Agreement or (b) is, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

3.11                        Compliance With Law; Permits.

(a)                                 Compliance With Law.  The GMS Entities are in compliance with all applicable Laws, except to the extent any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Permits.  Each GMS Entity owns, holds or possesses all governmental licenses and permits (collectively, “Permits”) that are required under applicable Laws to entitle it to own or lease, operate and use its assets and to conduct its operations, as currently conducted, except for any Permit the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All such Permits are valid and in full force and effect in all material respects.  Schedule 3.11(b) includes a list of all material Permits other than routine business and occupancy Permits.

3.12                        Intellectual Property Rights.

(a)                                 Intellectual Property Assets.  For purposes of this Section 3.12, “Intellectual Property Assets” means:

(i)                                     all trademarks and service marks which are registered or have applications to register pending that are owned by a GMS Entity, all of which are set forth by GMS Entity on Schedule 3.12(a)(i) (collectively, “Marks”) and, the corporate names of the GMS Entities, and all fictional business names and trading names currently used by any of them, which names are set forth by user on Schedule 3.12(a)(i);

(ii)                                  all issued patents and patent applications owned by a GMS Entity, all of which are set forth by GMS Entity on Schedule 3.12(a)(ii) (collectively, “Patents”);

(iii)                               all registered copyrights in both published works and unpublished works (including any applications appurtenant thereto) owned by a GMS Entity, all of which are set forth by GMS Entity on Schedule 3.12(a)(iii); and

(iv)                              all Internet domain names owned by a GMS Entity, all of which are set forth on Schedule 3.12(a)(iv).

(b)                                 Rights in Intellectual Property.

(i)                                     In General.  Except as set forth in Schedule 3.12(b)(i), each GMS Entity is the owner of all right, title and interest in its respective Intellectual Property Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  To the Sellers’ Knowledge, none of the Intellectual Property Assets nor the conduct of any of the GMS Entities infringes the intellectual property rights of any third party.  Since January 1, 2009 no GMS Entity has received any written notice from any Person with respect to the Intellectual Property Assets which challenges the validity of any Intellectual Property Asset.  Each GMS Entity has taken commercially reasonable steps to maintain the confidentiality of its trade secrets and, to the Sellers’ Knowledge, has not experienced within the past three (3) years any material misappropriation or public disclosure thereof.  To the Sellers’ Knowledge, no current or former employee, contractor, or independent contractor of the Company has any claim of ownership to any Intellectual Property Assets or any copyrights or trade secrets developed by such person for the GMS Entities.

(ii)                                  Patents and Trade Secrets.  No Patent is involved in any interference, reissue or reexamination proceeding.  To Sellers’ Knowledge, no Patent or material trade secret owned by the Company is being infringed by any third party.

(iii)                               Marks.  All Marks that have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and renewal applications).      No Mark is involved in any opposition or cancellation proceeding, and, to Sellers’ Knowledge, no such action is threatened with respect to any of the Marks.  To Sellers’ Knowledge, (A) none of the Marks infringes or is alleged to infringe or dilute any trade name, trademark, or service mark of any third party, and (B) no third party is infringing or diluting or alleged to be infringing or diluting any of the Marks.

(iv)                              Intellectual Property Licenses.  One or more GMS Entities is a licensee under the license agreements set forth on Schedule 3.12(b)(iv), which are all of the licenses under which any GMS Entities are a licensee of intellectual property, except for (A) any implied license obtained through the purchase of a product or the conduct of normal business, (B) licenses for commercially available software programs which individually have a value of less than $5,000 per copy, per user, or per device, and less than $100,000 for all instances of the programs, or (C) licenses relating to other immaterial intellectual property rights.  There are no outstanding or threatened disputes with respect to any licenses set forth on Schedule 3.12(b)(iv), excluding routine true-ups and pending purchases which are not the subject of actual or threatened litigation and are within the reasonable scope of applicable procurement budgets. Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby will, pursuant to any license set forth on Schedule 3.12(b)(iv), result in the creation or modification of any licensing right or obligation or change in royalty or other payment right or obligation with respect to the intellectual property owned or used by the GMS Entities.  Except for rights implicitly or expressly granted pursuant to non-exclusive sales representative, distribution or dealer agreements entered into in the normal course of business consistent with past practice or as set forth on Schedule 3.12(b)(iv), no GMS Entity has granted a license to use any Intellectual Property Asset to any third party.

(c)                                  Information Technology.       The computers, servers, workstations, routers, hubs, switches, circuits, networks, and other information technology equipment owned or controlled by the GMS Entities (the “Company IT Assets”) have not, to Sellers’ Knowledge, materially malfunctioned or failed within the past three (3) years.  Each GMS Entity has taken reasonable steps consistent with current industry practices, to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and, except as set forth on Schedule 3.12(c), to the Seller’s Knowledge, there has been no unauthorized use, access, interruption, modification, or corruption of the Company IT Assets or such information within the past three (3) years.

3.13                        Labor Matters.

(a)                                 Schedule 3.13(a) sets forth, (i) for the Company (excluding its Subsidiaries), the number of Company Employees as of the date set forth thereon and a list, including job title, of  each such person holding a Company title of Vice President or higher, and (ii) for each of the Company’s Subsidiaries, the name of the General Manager thereof and the number of Company Employees thereof, each as of the date set forth thereon.

(b)                                 To Sellers’ Knowledge, each GMS Entity is in compliance in all material respects with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours.

(c)                                  Except as set forth on Schedule 3.13(c), there is no collective bargaining agreement that is binding on any GMS Entity and, to Sellers’ Knowledge, there is no union organizing effort underway, pending or threatened, with respect to the employees of any GMS Entity.

(d)                                 No strikes, slowdowns or work stoppages (i) are currently pending, (ii) have any occurred in the past two (2) years, or (iii) to the Seller’s Knowledge are threatened, in each case between any GMS Entity and its respective employees.  To the Sellers’ Knowledge, no GMS Entity is engaged in any unfair labor practices as defined in the National Labor Relations Act and there is no unfair labor practice, charge or complaint against any GMS Entity pending or, threatened, before the National Labor Relations Board or any similar state agency.  To the Seller’s Knowledge, there are no disputes pending or threatened between any GMS Entity and any of their respective employees, directors, consultants or independent contractors, except as set forth on Schedule 3.13(d) or as would not have a Material Adverse Effect.

(e)                                  During the last two years, no GMS Entity has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such GMS Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of a GMS Entity, except, in either case, in material compliance with the requirements of the WARN Act.

(f)                                   No GMS Entity has classified an individual as an “independent contractor” or of similar status who, according to any Employee Benefit Plan or agreement or applicable Law, should have been classified as an employee or of similar status.

(g)                                  Except as set forth on Schedule 3.13(g), as of the date hereof no GMS Entity is, with respect to the Company Employees, bound by:

(i)                                     any Contract that entitles a Company Employee to receive any salary continuation or severance payment (in excess of the applicable employer’s standard severance policy) or to retain any specified position with a GMS Entity; or

(ii)                                  any Contract or written plan that entitles a Company Employee whose annual base salary as of the date hereof is at least $100,000 to a stock purchase, stock option, an incentive bonus or other bonus payment; or

(iii)                               any Contract that requires a GMS Entity to make any payment to a Company Employee solely as a result of the transactions contemplated by this Agreement, including any “change in control” provisions or agreements.

3.14                        Employee Related Agreements and Plans; ERISA.

(a)                                 List and Types of Plans.  Set forth on Schedule 3.14(a) is an accurate and complete list of all Employee Benefit Plans.  With respect to each Employee Benefit Plan set forth on Part A of Schedule 3.14(a), the Seller has made available to Buyer, true and complete copies of, to the extent applicable: (i) each plan document (or, if not written, a written summary of its material terms) and any proposed amendments; (ii) all summary plan descriptions; (iii) the two most recent annual report (Form 5500 series or equivalent if required under applicable law), including all exhibits and attachments thereto; (iv) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a letter; (v) any material correspondence with, and all non-routine filings made with any Governmental Body; and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.

(b)                                 Except as set forth on Schedule 3.14(b), no Employee Benefit Plan is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” as described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” as defined in Section (3)(40) of the Code, or (iv) a “multiemployer plan” as defined in Section 4001 of ERISA.  Except as set forth on Schedule 3.14(b), no GMS Entity or any of their ERISA Affiliates has incurred or is reasonably likely to incur any liability under Title IV of ERISA that has not been satisfied in full.  No Employee Benefit Plan provides for post-employment health or life insurance, except as required by COBRA or any similar state law.

(c)                                  General Compliance.  Except as set forth on Schedule 3.14(c), each Employee Benefit Plan has been maintained and operated in all material respects consistent with its terms and with the requirements of all applicable Laws.  There are no actions, suits or claims pending as of the date hereof or, to Sellers’ Knowledge, threatened against any Employee Benefit Plan (other than routine claims for benefits).  To Sellers’ Knowledge, as of the date hereof, no GMS Entity has received any written notice that any Employee Benefit Plan is presently the subject of an audit, investigation or examination by any Governmental Body.

(d)                                 Tax Qualification.  Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each corresponding trust intended to be tax-exempt under Section 501(a) of the Code is the subject of a favorable determination letter issued by the IRS and, to the Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect such determination.

(e)                                  Contributions.  The GMS Entities have made timely payment of all amounts respectively required to be paid by them as contributions or premiums to any Employee Benefit Plan that are due as of the date of this Agreement.

(f)                                   Acceleration.  Except as set forth on Schedule 3.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment becoming due to any current or former employee or director of any GMS Entity, (ii) increase any benefits under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Employee Benefit Plan.

(g)                                  Transactions.  None of the GMS Entities, nor, to Sellers’ Knowledge, any other Persons who participate in the operation of any Employee Benefit Plan has engaged in any transaction with respect to any Employee Benefit Plan, or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of the GMS Entities to a material tax, penalty or liability for prohibited transactions under the Code or ERISA or breach of any applicable fiduciary obligations under ERISA.

(h)                                 280G.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not as of the Closing Date (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan that will or may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code.  There is no contract to which any GMS Entity is a party or by which it is bound to compensate any employee for excise Taxes paid pursuant to Section 4999 of the Code.

(i)                                     409A.  Except as set forth on Schedule 3.14(i), each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

3.15                        Environmental Matters.  Except as set forth on Schedule 3.15 or as to facts specifically and explicitly disclosed in any Phase I or Phase II Environmental Site Assessment listed on Schedule 3.15(j):

(a)                                 Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the GMS Entities have (i) operated the Business in compliance with all applicable Environmental Laws, and (ii) obtained or applied for (and are in compliance with) all Permits required by applicable Environmental Laws (“Environmental Permits”) for the conduct of their business as currently conducted.  All such Environmental Permits are valid and in good standing and will not be adversely affected by the Share Transfer.  Each applicable GMS Entity has timely made all appropriate filings for issuance or renewal of such Environmental Permits.

(b)                                 Claims.  There is no pending or, to Seller’s Knowledge, threatened Litigation directed against the Business that pertain to (i) any obligations or liabilities under any applicable Environmental Law; or (ii) violations of any Environmental Law by the Business.

(c)                                  Notice.  Since January 1, 2011, no GMS Entity has received written notice that (i) any existing Environmental Permit of a GMS Entity is to be revoked or suspended by any Governmental Body; or (ii) it is currently operating or required to be operating under, or subject to any outstanding compliance order, decree or agreement; any consent decree, order or agreement; or any corrective action decree, order or agreement issued or entered into with any Governmental Body and pertaining to matters regulated by, any Environmental Law.

(d)                                 Storage Tanks.  To Sellers’ Knowledge, no GMS Entity owns or operates any underground storage tank that is in material violation of any Environmental Law.

(e)                                  Listed Properties.  To Sellers’ Knowledge, none of the Owned Real Property and none of the Leased Real Property is listed on the National Priorities List pursuant to CERCLA, or to Sellers’ Knowledge, on an equivalent state list of sites required to be investigated or cleaned up under an Environmental Law.

(f)                                   Hazardous Materials.  No GMS Entity, nor any employee or agent of any of them, has, since the date the Company acquired such GMS Entity, treated, stored, disposed of, or released any Hazardous Materials on or under any Owned Real Property or Leased Real Property (or to the Sellers’ Knowledge, any real property formerly owned, leased or operated by a GMS Entity), except in material compliance with Environmental Laws applicable to such property.  There are no Hazardous Materials at, on, about, under or migrating to or from any Owned Real Property or Leased Real Property or, to Seller’s Knowledge, formerly owned, leased or operated by any GMS Entity, or any of their respective predecessors, in each case, that would reasonably be likely to result in material liability or obligations of any GMS Entity pursuant to Environmental Law.

(g)                                  Asbestos Actions.                                                Schedule 3.15(g) identifies, (i) to the Sellers’ Knowledge, each Asbestos Action against any GMS Entity (each, a “GMS Asbestos Action”) and, with respect to each such GMS Asbestos Action, to the Sellers’ Knowledge, (A) the last name of any plaintiffs, (B) their alleged exposure dates, (C) the plaintiffs’ prior types of employment, and (D) their alleged medical condition, and (ii) for each pending GMS Asbestos Action, the jurisdiction in which it is pending.  Schedule 3.15(g) also identifies whether the GMS Asbestos Action was dismissed or settled and, if settled, the amounts paid by the Company, any amounts paid by any third parties on the Company’s behalf and the identities of  any such third parties.

(h)                                 Asbestos Products.  To the Sellers’ Knowledge, (a) no GMS Entity has ever manufactured any product containing asbestos and, (b) except for joint compound distributed or sold on or prior to January 1, 1979 by any of the GMS Entities listed on Schedule 3.15(h), no GMS Entity has distributed, sold or otherwise placed into commerce any products containing asbestos.

(i)                                     Asbestos Insurance.

(i)                                     To the Sellers’ Knowledge, Schedule 3.15(i) identifies the insurance policies available to provide coverage with respect to the GMS Asbestos Actions pending against the GMS Entities insured thereby, subject to the liability limits, deductibles or self-insured retentions listed therein.  No such insurer has denied coverage with respect to any claim submitted to it by a GMS Entity with respect to a GMS Asbestos Action.

(ii)                                  To the Sellers’ Knowledge, each of the Asbestos Insurance Policies (A) is valid and enforceable by the GMS Entities, and (B) has not been cancelled or rescinded.

(j)                                    Diligence. The Seller has delivered to Purchaser true, correct and complete copies of all final Phase I or Phase II Environmental Site Assessments and any other material environmental reports, audits or assessments prepared for or on behalf of any GMS Entity and (i) listed on Schedule 3.15(j) or (ii) prepared with respect to any Owned Real Property or Leased Real Property since January 1, 2011.

3.16                        Bank Accounts.  Schedule 3.16 lists, by GMS Entity, all bank, money market, savings and similar accounts and safe deposit boxes of such GMS Entity, specifying the account numbers and the authorized signatories or persons having access to such accounts or safe deposit boxes.

3.17                        Material Contracts.

(a)                                 Listing.  Schedule 3.17(a) sets forth a list as of the date hereof of all Contracts of the GMS Entities in the following categories (collectively, the “Material Contracts”):

(i)                                     each Contract (A) under which any GMS Entity has created, incurred, assumed or guaranteed any outstanding Debt Obligation (other than to or on behalf of another GMS Entity) or (B) whereby such GMS Entity has an obligation to make an investment in or loan to any Person (other than another GMS Entity);

(ii)                                  each Contract pursuant to which a GMS Entity leases any Leased Real Property, any Leased Personal Property, or, without duplication, any Rolling Stock;

(iii)                               each Contract that requires any GMS Entity to purchase all of its requirements for any goods or services exclusively from one or more parties (other than another GMS Entity);

(iv)                              each Contract with a customer that ranked as one of the top 10 customers of the Business (based on revenue attributable to such customer) during the fiscal year ended April 30, 2013;

(v)                                 each Contract that commits any GMS Entity to sell a minimum of $150,000 of goods and/or services on an annual basis or to provide a customer the best price or terms (i.e., most favored nation) with respect to any product or product line;

(vi)                              each Contract that commits any GMS Entity to purchase a minimum of $150,000 of goods and/or services on an annual basis;

(vii)                           each Contract containing covenants materially restricting or limiting the freedom of any GMS Entity to engage in any line of business, other than sales agency or distributor agreements which limit the territorial rights of a GMS Entity with respect to specific products or product lines;

(viii)                        each Contract  entered into outside the ordinary course of business that cannot be terminated on three (3) months’ or less notice without penalty;

(ix)                              each Contract required to be set forth on Schedule 3.12(b)(iv);

(x)                                 each Contract that relates to the sale of any GMS Entity’s assets, other than in the ordinary course of business, for consideration in excess of $150,000;

(xi)                              each Contract with a supplier that ranked as one of the top 10 suppliers of the Business (based on the aggregate amount paid to such supplier) during the fiscal year ended April 30, 2013;

(xii)                           each Contract that provides for any joint venture, partnership or similar arrangement between any GMS Entity and another Person that is not a GMS Entity;

(xiii)                        each Contract that obligates the GMS Entity with respect to an “earn-out” or other contingent payments of any type;

(xiv)                       each Contract that provides for indemnification of managers, partners, directors or officers of any GMS Entity;

(xv)                          each Contract that relates to the acquisition since January 1, 2011, of any business, or of a material amount of assets or equity of any Person or any real property, in each case, involving amounts in excess of $500,000 and not in the ordinary course of business; and

(xvi)                       each Minority Shareholder Agreement.

(b)                                 Status.  Except as set forth on Schedule 3.17(b):

(i)                                     each such Material Contract is (A) a valid and binding obligation of each GMS Entity that is a party to such Material Contract subject to the Enforceability Exceptions and (B) to Sellers’ Knowledge, a valid and binding obligation of each other party thereto; and

(ii)                                  (A) no GMS Entity that is a party to such Material Contract is in material breach thereof or material default thereunder (and to Sellers’ Knowledge no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default) and (B) to Sellers’ Knowledge, no other party to any such Material Contract is in material breach thereof or material default thereunder.

3.18                        Brokers.  Except as set forth on Schedule 3.18, neither the Sellers nor the Company have any liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement for any fee or commission in connection therewith.  Sellers are solely responsible for any payment, fee or commission that may be due to the parties listed on Schedule 3.18 in connection with the transactions contemplated hereby.

3.19                        Insurance.

(a)                                 Policies.  Schedule 3.19(a) sets forth a list of the material policies of insurance currently maintained with respect to the products, properties, assets and operations of the GMS Entities as a group or individually (including, in either case, any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage). All such policies are in full force and effect.  All premiums due on such policies have been paid, and no written notice of cancellation or termination or intent to cancel has been received by the Company with respect to any of such policies.

(b)                                 Claims.  The Company has made available to Buyer true and complete copies of insurance provider loss-run reports that include all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Business since January 1, 2011 (including with respect to insurance obtained but not currently maintained) and for which the relevant insurance carrier has reserved $100,000 or more in respect of such claim

3.20                        Related Party Transactions.  Except as set forth on Schedule 3.20, there are no Contracts or arrangements between a GMS Entity, on the one hand, and a Related Party Group, on the other hand, and no Related Party Group owns, directly or indirectly, in whole or in part, any property or asset which any GMS Entity uses or in which any GMS Entity has rights.

3.21                        Suppliers.   Schedule 3.21 sets forth (i) the Company’s ten largest suppliers, by dollar volume, for the twelve-month period ended December 31, 2013.  Except as set forth on Schedule 3.21, as of the date hereof, none of such suppliers has ceased, or to the Sellers’ Knowledge intends to cease, to supply goods or services to any GMS Entity or has notified the Company or any of its Subsidiaries that it otherwise intends to terminate or materially reduce its relationship with any GMS Entity.

3.22                        Disclaimer of Company Warranties.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE III, THE COMPANY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER GROUP

Each Seller, jointly and severally with the other members of the Seller Group of which such Seller is a member, represents and warrants to Buyer as to members of such Seller Group only, and not as to any other Seller, that except as set forth on the Disclosure Schedules attached to this Agreement:

4.1                               Authorization; Enforceability.  For Sellers other than natural persons, such Seller is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has the necessary limited liability company or trust power and authority to own and operate its assets and properties, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  For Sellers that are natural persons, such Seller has the legal right, capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly authorized by all required action on the part of such Seller and no further action to authorize execution, delivery and performance of this Agreement is required on the part of such Seller.  This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

4.2                               Share Ownership.  Such Seller is the record and beneficial owner of the number of Shares as set forth next to such Seller’s name on Schedule 3.3(a). Such Seller has, and at the Closing will have, good and marketable title to such Shares. Such Shares will be transferred to Buyer at Closing free and clear of any Encumbrances, except for such Encumbrances arising as a result of any action by Buyer, its Affiliates or their respective representatives, or arising under federal and state securities laws.

4.3                               No Violation of Laws or Agreements; Consents.  Neither the execution and delivery by such Seller of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by such Seller (a) violates any provision of the Governing Documents of any such Seller that is not a natural person, (b) creates any Encumbrance on the Shares, (c) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination of, accelerates the maturity of, or creates any Encumbrance on any asset or property of a GMS Entity under, any Contract (other than the Shareholders Agreement to be terminated pursuant to Section 6.14), (d) violates any Law to which such Seller is subject or by which his or its Shares are bound or affected, or (e) except as otherwise contemplated by this Agreement, otherwise requires consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body.

4.4                               No Pending Litigation or Proceedings.  To the knowledge of such Seller, no Litigation is pending or threatened against such Seller that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the transactions contemplated by this Agreement. As of the date hereof, there is no outstanding judgment, decree or order of any Governmental Body against or affecting such Seller that has the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise materially interfering with, the transactions contemplated by this Agreement.

4.5                               Related Party Transactions.  Except as disclosed on Schedule 4.5, such Seller and each Related Party affiliated with such Seller (a) is not a party to any Contract of any kind whatsoever with any GMS Entity; and (b) does not own, directly or indirectly, in whole or in part, any property or asset which any GMS Entity uses or in which any GMS Entity has rights. Notwithstanding the foregoing, no disclosure is required by clause (a) of the preceding sentence as to (i) ordinary course compensation arrangements for services as an officer, director or employee of the GMS Entities, (ii) reimbursement of expenses incurred in the ordinary course of business in accordance with the applicable policies of the GMS Entities or (iii) rights under any Employee Benefit Plan listed on Schedule 3.14(a).

4.6                               Disclaimer of Seller Warranties.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE IV (WHICH, FOR AVOIDANCE OF DOUBT, ARE MADE JOINTLY AND SEVERALLY BY SUCH SELLER ONLY AS TO OTHER MEMBERS OF SUCH SELLER’S SELLER GROUP), THE SELLERS DISCLAIM ALL OTHER WARRANTIES, AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 4.6 SHALL NOT RELIEVE SELLERS OF ANY OBLIGATION OF SELLERS UNDER THIS AGREEMENT IN RESPECT OF THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN ARTICLE III, INCLUDING THE INDEMNIFICATION OBLIGATIONS THEREFOR PURSUANT TO ARTICLE IX.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

5.1                               Organization.  Buyer is a corporation validly existing and in good standing under the Laws of the state of Delaware and has the corporate power and authority to own, operate or lease its properties, carry on its business, enter into this Agreement and perform its obligations hereunder.  Buyer is a wholly-owned subsidiary of GYP Holdings II Corp., a Delaware corporation, which is a wholly-owned subsidiary of Holdco.

5.2                               Authorization; Enforceability.  This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer.

5.3                               No Violation of Laws; Consents.  Neither the execution and delivery by Buyer of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Buyer will:  (i) violate any provision of the Governing Documents of Buyer, or (ii) subject to the making of any filings required under the HSR Act, violate any Law to which Buyer is subject or by which any asset of Buyer may be bound or affected, or otherwise require consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body the result of which or the failure to obtain of which would, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.4                               No Pending Litigation or Proceedings.  To the knowledge of Buyer, no Litigation is pending or threatened against Buyer that challenges, or would reasonably be expected to have the effect of preventing, materially delaying, or making illegal the transactions contemplated by this Agreement. As of the date hereof, there is no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement.

5.5                               Brokers.  Except as set forth on Schedule 5.5, neither Buyer nor any of its Affiliates has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.  Buyer is solely responsible for any payment, fee or commission that may be due to the parties listed on Schedule 5.5 in connection with the transactions contemplated hereby.

5.6                               Investment.  Buyer is purchasing the Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state securities Laws and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an applicable exemption therefrom.

5.7                               Financial Ability.

(a)                                 Schedule 5.7 sets forth true, accurate and complete copies of (i) executed debt financing commitment letters and related fee letters (certain terms of which not affecting conditionality may be redacted) (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) an executed equity commitment letter (the “Equity Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, AEA Investors Fund V LP, a Cayman Islands exempted limited partnership (“Sponsor”), has committed  subject to the terms and conditions thereof to contribute cash to Buyer in the aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Equity Financing”).

(b)                                 As of the date hereof, each of the Commitment Letters, in the form so delivered, is in full force and effect, has not been withdrawn or terminated or otherwise amended or modified in any respect and is a legal, valid and binding obligation of Buyer and, to Buyer’s knowledge, the other parties thereto enforceable in accordance with their terms, except as may be limited by the Enforceability Exceptions. Except as expressly set forth in the Commitment Letters, there are no (i) conditions precedent to the respective obligations of the parties that provided the Commitment Letters to fund the full amount of the Debt Financing and Equity Financing, as applicable; or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Commitment Letters to which Buyer or any of its Affiliates is a party that would permit the parties providing the Commitment Letters or otherwise participating in the Financing to reduce the total amount of the Equity Financing or Debt Financing, as applicable (other than (i) retranching or reallocating the Debt Financing in a manner that does not reduce the aggregate amount of the Debt Financing and (ii) as such amount may be modified by any “market flex” provisions or similar provisions affecting structure, pricing, maturity, amortization or any other terms), or that would materially affect the availability of the Debt Financing or the Equity Financing. As of the date hereof to the Buyer’s knowledge, (A) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Commitment Letters, and (B) subject to the satisfaction of the conditions set forth in ARTICLE VII hereof, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters.  Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Subject to the terms and conditions of this Agreement and as of the date hereof, assuming the funding of the Financing in accordance with the terms and conditions of the Commitment Letters, the aggregate proceeds from the Financing, together with cash on hand, lines of credit and all other funds available to Buyer are sufficient for Buyer to fulfill its obligations under this Agreement, including payment of the Purchase Price and all associated costs and expenses of the Buyer required to be satisfied at the Closing.

(c)                                  The Buyer is not, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate or that would cause the commitments provided in such Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met.

5.8                               Independent Evaluation.  Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in ARTICLE III and ARTICLE IV of this Agreement, including the Disclosure Schedules (and any updates thereto) and the certificates and documents delivered to Buyer in connection with the transactions contemplated hereby.  BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (A) THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV, OR IN ANY CERTIFICATE DELIVERED TO BUYER BY OR ON BEHALF OF THE SELLERS OR THE COMPANY AT THE CLOSING, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF, RESPECTIVELY, THE COMPANY AND THE SELLERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, (B) THE COMPANY AND SELLERS SPECIFICALLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESSED OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY, AND ANY THAT MAY BE SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM PREVIOUSLY DELIVERED TO BUYER, CONTAINED IN THE DATA ROOM OR IN ANY MANAGEMENT PRESENTATIONS), AND (C) NEITHER THE SELLERS NOR ANY GMS ENTITY WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE BUYER, OR THE BUYER’S USE OF ANY SUCH INFORMATION, INCLUDING SUCH CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO THE BUYER IN THE DATA ROOM, OR PROVIDED IN ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI
ACTIONS PRIOR TO CLOSING DATE

6.1                               Access to Information.  Between the date hereof and the Closing Date the Company shall, and shall cause the other GMS Entities to, permit the officers, employees and authorized representatives of Buyer (including Committed Financing Parties, investment bankers, independent public accountants and attorneys) to have reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and senior managers of the Company and the Business and the business and financial records of the GMS Entities (excluding information the Company deems to be trade secrets or otherwise competitively sensitive), to the extent Buyer shall reasonably deem necessary or desirable in connection with the transactions contemplated hereby, and shall furnish to Buyer or its authorized representatives such additional information concerning the Company and the Business as shall be reasonably requested; provided, however, that:

(i)                                     the Company shall not be required to violate any obligation of confidentiality to which it or any of its Affiliates is subject in discharging its obligations pursuant to this Section 6.1; and

(ii)                                  such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of any GMS Entity.

6.2                               Notice of Certain Events.

(a)                                 From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto solely with respect to any matter first existing or occurring after the date hereof (each a “Schedule Supplement”), which if existing or occurring at or prior to the date hereof, would have been required to be set forth in such Disclosure Schedule.  No such Schedule Supplement shall have any effect on the determination as to whether the conditions to the Closing set forth in Section 7.1(a) have been satisfied, provided, however, that if the Closing occurs, such Schedule Supplement shall be deemed to have modified the applicable Disclosure Schedules and cured the inaccuracy or breach of the representations and warranties to which such Schedule Supplement relates for purposes of the Parties’ rights and obligations under Article IX.

(b)                                 Each Party shall promptly notify the other Parties of any action, suit, proceeding or investigation that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.  Each Party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against the Company, Sellers or Buyer, as the case may be, that would have been required to be disclosed under Section 3.10 or Section 5.4, as the case may be, if such action, suit, proceeding or investigation had arisen prior to the date hereof.

6.3                               Consents of Third Parties.

(a)                                 Contracts.  The Parties shall use commercially reasonable efforts to secure, before the Closing Date, in form and substance reasonably satisfactory to the Parties, the consent required to be obtained with respect to the Contracts identified on Schedule 6.3(a), as well as any consent, approval or waiver required to be obtained from any Person with respect to any Contract to which any GMS Entity is a party and for which the failure to so secure would reasonably be likely to have a material adverse effect on the Company.  If any such consent, approval or waiver cannot be obtained, Sellers shall cooperate in any commercially reasonable arrangement designed to obtain for Buyer the material benefits, privileges and obligations of the applicable Contract.  Notwithstanding any other provision of this Section to the contrary, no Party shall have any obligation to offer or pay any consideration in order to obtain any such consent, approval or waiver.

(b)                                 Permits.  The Parties shall use commercially reasonable efforts to secure, in form and substance reasonably satisfactory to the Parties, those consents, approvals, waivers and new Permits required to be obtained from, and those filings required to be made with, any Governmental Body, including those identified on Schedule 6.3(b).  Buyer shall pay any filing fees and other fees required to be paid in connection with any such consent, approval, waiver or filing.

6.4                               Filings Under the HSR Act and Other Antitrust Laws.

(a)                                 General.  The Parties acknowledge that the transactions contemplated by this Agreement may require filings with the FTC and the Antitrust Division under the HSR Act.

(b)                                 Consents; Approvals.

(i)                                     Each of the Parties shall, as promptly as practicable (but in no event later than five (5) Business Days following the date hereof, (i) file with the FTC and the Antitrust Division the premerger notification and report form, if any, required as a result of the transactions contemplated hereby, and shall provide any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) make such other filings as are necessary or advisable in other jurisdictions in order to comply with all applicable Laws relating to competition, merger control or antitrust and shall as promptly as reasonably practicable provide any supplemental information requested by any applicable Governmental Body relating thereto. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other applicable Laws, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby shall expire as soon as practicable after the execution and delivery of this Agreement. The parties shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable Law. Subject to applicable Law, the parties shall keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Body and shall comply as promptly as reasonably practicable with any such inquiry or request.

(ii)                                  The Parties shall each use their reasonable best efforts to obtain, and shall cooperate with each other in order to obtain, any clearance required under the HSR Act or such other applicable Laws for the other transactions contemplated hereby, including (i) to secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) to resolve any objections asserted with respect to the transactions contemplated hereby raised by any Governmental Body; and (iii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the Closing.  For purposes of this Section 6.4(b), “reasonable best efforts” shall include (A) executing settlements, undertakings, consent decrees, stipulations or other agreements; (B) selling, divesting or otherwise conveying any particular assets or categories of assets or businesses of Buyer or its Affiliates; (C) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Company contemporaneously with or subsequent to the Closing; and (D) permitting the Company to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Company prior to the Closing.  In the event that the Company shall (or shall agree at Closing to) sell, divest or otherwise convey any particular asset or categories of assets in connection with complying with this Section 6.4, the Parties agree to negotiate in good faith an amendment to this Agreement setting forth an appropriate adjustment to the Purchase Price so that such actions, including any Tax effect therefrom, have a neutral effect on the consideration paid by Buyer and the net consideration received by the Sellers at Closing when compared to the Purchase Price set forth in this Agreement as of the date hereof.

6.5                               Operations Prior to Closing Date.

(a)                                 Prohibitions.  From and after the date of this Agreement until the Closing Date, the Company shall, and shall cause the other GMS Entities to (A) operate the Business in material compliance with all Laws and in the ordinary course in accordance with past practices, and (B) use commercially reasonable efforts to (1) preserve the present business operations, organization and goodwill of the GMS Entities and the Business, and (2) preserve the present relationships with customers and suppliers of the GMS Entities.  Notwithstanding the generality of the foregoing, except (x) as set forth on Schedule 6.5, (y) as otherwise contemplated or permitted by this Agreement or (z) with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the Closing Date, the Company shall, and shall cause the other GMS Entities to:

(i)                                     not grant any bonus (including any transaction related or retention bonuses) to any employee, agree to any severance agreement or arrangement or implement any material increase in the rates of salaries or compensation of Company Employees, except in accordance with any Contracts in effect on the date hereof or regularly scheduled periodic increases and bonuses, consistent with prior practices;

(ii)                                  not institute any material increase in any benefits available under any Employee Benefit Plan with respect to any Company Employee, except as may be required to comply with Law or with Contracts in effect as of the date hereof and except in connection with modifications made to any Employee Benefit Plan in a manner consistent with past practices;

(iii)                               not (A) amend (or waive any provision of) the Governing Documents of any GMS Entity or any Minority Shareholder Agreement, (B) enter into any merger, consolidation, restructuring, recapitalization, reorganization, or share exchange agreement, (C) create any Subsidiaries, (D) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, or (E) adopt resolutions providing therefor;

(iv)                              not sell, pledge, dispose of or create an Encumbrance on any assets of the GMS Entities, except for (A) Permitted Encumbrances, (B) sales of inventory in the ordinary course of business and in a manner consistent with past practices, (C) sales or dispositions of other assets in the ordinary course of business not in excess of $100,000 individually or $500,000 in the aggregate, and (D) transfers to another GMS Entity;

(v)                                 not terminate or modify in a material way (unless required to do so by a lender or other third party) the Company’s current arrangement of automatically applying cash proceeds of accounts receivable to reduce the outstanding balance of the Company’s line of credit;

(vi)                              not (A) issue, sell, split, combine, reclassify, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire, any shares of capital stock, or any other ownership interest in any GMS Entity; (B) repurchase, redeem or otherwise acquire, or enter into any Contract to acquire, any securities of any GMS Entity; or (C) adopt a plan of complete or partial liquidation or dissolution of any GMS Entity or resolutions providing for or authorizing a liquidation or dissolution of any GMS Entity;

(vii)                           not take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP;

(viii)                        not declare or pay any dividend or make any other payment or distribution on or in respect of any outstanding capital stock of any GMS Entity other than dividends that are paid in full by the relevant GMS Entity prior to the Closing;

(ix)                              not make any equity investment (including by way of merger, consolidation or acquisition) in any other Person;

(x)                                 except in the ordinary course of business, not amend, renew, terminate, execute, cancel, waive, fail to renew, release or relinquish in any respect, any Material Contract or enter into any new Contract that would have been a Material Contract if it had existed on the date hereof;

(xi)                              not settle or compromise any asbestos Litigation, or any other material Litigation;

(xii)                           fail to make any capital expenditures which are included in the GMS Entities’ capital expenditure budgets provided to Buyer prior to the date hereof;

(xiii)                        not make, revoke or change any Tax election or method of Tax accounting, file an amended Tax Return or a claim for refund of  Taxes, enter into any ruling request, closing agreement, or similar agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, consent to any claim or assessment relating to Taxes, or waive the statute of limitations for any such claim or assessment, provided, that the restrictions in this clause do not apply to (A) the Internal Revenue Service income tax audits identified on Schedule 6.5(a) unless the total amount of proposed adjustments to taxable income exceeds $1,500,000, (B) each of the other pending audits identified on Schedule 6.5(a) unless the amount of the Tax deficiency or underpayment involved in such audit exceeds $50,000, or (C) the amended returns identified on Schedule 6.5(a) to the extent such amendments reflect adjustments arising pursuant to audits described in clause (A) or clause (B); and

(xiv)                       not enter into any Contract with any Related Party, or modify any such Contract in a manner detrimental to the GMS Entities.

(b)                                 No Agreements.  Neither the Company nor any other GMS Entity shall enter into any agreement to do any of the actions prohibited by Section 6.5(a).

(c)                                  Exception for Certain Dispositions.

(i)                                     Notwithstanding anything to the contrary in this Agreement, including the foregoing subsections (a) and (b), the Sellers and the GMS Entities shall be permitted, between the date of this Agreement and the Closing Date, to market for sale, directly or through one or more representatives and in one or more transactions, those properties set forth on Schedule 6.5(c) (including the real property and all improvements thereon), which are no longer used in the Business (the “Excess Properties”).  Such efforts may include listing the Excess Properties for sale, permitting their inspection, negotiating and entering into a sales agreement (which agreement shall be reasonably acceptable to Buyer other than with respect to price), and consummating the sale thereof.  Following the Closing, through the second anniversary thereof, the Buyer shall cause the GMS Entities to use commercially reasonable efforts (i) to continue to market for sale those Excess Properties for which, as of the Closing, the GMS Entity owning such Excess Property has not entered into a sales contract therefor, and (ii) to consummate the sale of each Excess Property that is the subject of a definitive sales contract (which agreement shall be reasonably acceptable to Buyer other than with respect to price) that has not been consummated as of the Closing Date.

(ii)                                  Following the sale of any Excess Property, the Buyer shall cause the GMS Entities to pay the Sellers their Pro Rata Share of any Excess Property Proceeds, provided, however, that if such Excess Property was owned by a Subsidiary which, as of the date hereof, has one or more shareholders other than the Company, Buyer shall cause the applicable GMS Entity to (A) pay to such other shareholders their respective pro rata share of the applicable Excess Property Proceeds (based upon their relative ownership percentages of the applicable GMS Entity as of the date hereof), and (B) reduce the aggregate amount of Excess Property Proceeds otherwise payable to Sellers in respect of such Excess Property by the total amount due to such other shareholders pursuant to clause (A).  The Buyer shall cause the applicable GMS Entity to pay such amounts to the Sellers and, if applicable, the other shareholders, within ten (10) Business Days of the date such proceeds are received by such GMS Entity.

(iii)                               Upon Sellers’ request following the second anniversary of the Closing, Buyer shall cause the Company to provide reasonable cooperation in transferring to the Sellers or their designee any Excess Property that has not been sold as of such time, provided such transfer is structured in a way that does not cause any adverse tax consequences to the GMS Entities other than those for which the Sellers reimburse the Buyer.  Notwithstanding anything to the contrary in this Agreement, the Sellers shall protect and hold Buyer, the GMS Entities and their respective Affiliates harmless from all liabilities related to or arising from the ownership of such Excess Property or the sale or transfer thereof.  All amounts paid pursuant to this Section 6.5(c) shall be treated by the Parties as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

(d)                                 Senior Management Accrued Bonus.  On or prior to the day immediately preceding the Closing Date, the Company shall, and the Sellers shall cause the Company to, pay in full all accrued bonuses for each of the senior executives identified on Schedule 6.5(d), if any.

6.6                               Environmental Due Diligence.

(a)                                 Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the other GMS Entities to, grant to the authorized representatives and agents of Buyer or the Committed Financing Sources reasonable access to the Owned Real Property and Leased Real Property and records relating to the Owned Real Property and Leased Real Property for purposes of conducting such non-invasive Phase I environmental assessments as Buyer reasonably deems necessary (together with the environmental assessments, if any, permitted by Section 6.6(a), the “Environmental Due Diligence”).  Buyer shall be responsible for all costs and expenses of such Environmental Due Diligence.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Buyer shall not conduct any Phase II or other form of invasive environmental site assessment on any portion of the Owned Real Property or Leased Real Property without the prior written consent of the Company.  Buyer shall cause, at its sole expense, any investigation-derived waste generated or created in connection with the performance of the Environmental Due Diligence to be disposed of in compliance with applicable Environmental Laws, and any wells or borings installed during the Environmental Due Diligence to be plugged and abandoned.  Buyer shall be responsible for executing on its own behalf all manifests, shipping documents, plugging and abandoning reports and similar documents in connection with its obligations hereunder.  Buyer agrees to indemnify and hold Sellers and each GMS Entity harmless from and against any and all liabilities and causes of action arising out of the conduct of any Phase II or other form of invasive environmental site assessment by Buyer or its representatives or agents pursuant to this Section 6.6(b).

6.7                               Negotiations.  Until the Closing or until this Agreement is terminated, the Sellers shall not, and shall cause the GMS Entities not to, directly or indirectly, (i) solicit, initiate, agree to enter, or enter into any proposal, inquiry, offer, discussions or negotiations with respect to any material portion of the assets of the Company and its Subsidiaries, any merger or consolidation with or involving the Company or any of its Subsidiaries, or any other similar transaction or business combination involving the Company, its Subsidiaries or the Business (an “Acquisition

Proposal”), or (ii) participate in any negotiations or discussions regarding, or furnish or cause to be furnished any information concerning, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to effect or seek an Acquisition Proposal in connection with any proposed acquisition by any Person other than Buyer.

6.8                               Financing.

(a)                                 Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any financing condition, and that nothing in this Section 6.8 shall be construed to suggest otherwise.

(b)                                 Buyer acknowledges that it together with the assistance to be provided by the Company and its Subsidiaries pursuant to clause (e) below, shall be fully responsible for and will use its reasonable best efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Debt Commitment Letters.  As soon as practicable after the date hereof but in any event at or prior to the Closing, Buyer will enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions substantially in accordance with the Commitment Letters.

(c)                                  Buyer shall keep the Company reasonably informed with respect to all material modifications and amendments to the Commitment Papers and shall give the Sellers prompt notice of any matters that could make it materially less likely for the Financing to occur on the Closing Date.  Without limiting the foregoing, Buyer agrees to notify the Sellers promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any Committed Financing Source that is a party to any Commitment Letter notifies Buyer that such source no longer intends to provide financing to Buyer on the terms set forth therein, or (iii) for any reason Buyer no longer believes in good faith that they will be able to obtain all or any portion of the Financing on substantially the terms described in the Commitment Letters.  Buyer shall not, and shall not permit any of their Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay beyond the End Date or prevent Buyer’s obtaining of the Financing or any portion thereof.  Buyer shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would materially impair, delay beyond the End Date or prevent the transactions contemplated by this Agreement without the prior written consent of the Company (except to (x) increase the amount of indebtedness available thereunder, replace one or more facilities with one or more new facilities or reallocate amounts of indebtedness among the facilities, in each case, so long as the representation in Section 5.7 remains true and correct, (y) amend, supplement, modify or waive conditions to funding and other terms of the Financing, so long as no such amendment, supplement, modification or waiver adversely impacts the ability of the Buyer to timely consummate the transactions contemplated hereby or (z) replace the Financing with the Alternative Financing, correct typographical errors, provide for the assignment of a portion of the commitments under the Debt Commitment Letter to add agents or arrangers or to reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto).

(d)                                 If any Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Buyer for any reason, Buyer shall use its reasonable best efforts to obtain, and, if obtained, will provide the Sellers with a copy of, a new financing commitment that provides for an amount sufficient to consummate the transactions contemplated hereby; provided that the terms of such financing (including with respect to pricing, “flex”, term and other terms) shall not be less favorable, in the aggregate, to the Buyer than those included in such original Debt Commitment Letter (the “Alternative Financing”).

(e)                                  Each of the Sellers and the Company shall, and shall cause each Subsidiary of the Company to, use reasonable best efforts to provide on a timely basis all such reasonable assistance and cooperation in connection with the Financing as may be reasonably requested by the Buyer, including (i) subject to customary confidentiality arrangements, granting access to the Company’s data room as may reasonably be requested for due diligence purposes by potential financing sources, (ii) furnishing (A) the audited consolidated balance sheets of the Company as of April 30, 2012, and April 30, 2013 and the audited consolidated income statements of the Company for the fiscal years then ended, the unaudited consolidated balance sheets of the Company as of October 31, 2013 and the unaudited consolidated income statements of the Company for the six-month period then ended, which Buyer acknowledges have already been delivered, (B) the unaudited consolidated balance sheets of the Company as of January 31, 2014 and the unaudited consolidated income statements of the Company for the nine-month period then ended and (C) other reasonable available historic financial and other information (specifically excluding any pro forma or projected statements or information) about the Company and its Subsidiaries as Buyer may request that is reasonably required in connection with the preparation of customary confidential information memoranda to be used in connection with the Financing (all such information described in clause (ii), the “Required Information”), (iii) furnishing all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, (iv) providing Buyer with such historical and other financial information as is reasonably necessary for Buyer to create consolidated pro-forma and projected financial statements and information regarding the Company and assisting the Buyer and its Committed Financing Sources in the preparation of all information memoranda, lender presentations, rating agency presentations, and similar documents in connection with the Financing, (v) participating in one or more meetings with the parties acting as lead arrangers or agents for, and prospective lenders with respect to, the Debt Financing, (vi) entering into and causing each Subsidiary of the Company to enter into definitive transaction documents for the Financing (including corporate resolutions, certificates, and other documents related thereto), provided that no obligation under any such document contemplated by this clause (v) shall be considered a Debt Obligation for purposes of Section 2.4 hereof, (vii) facilitating the pledge of and granting and perfection and release of liens on applicable collateral to provide security in connection with the Financing at and after the Closing, (viii) using commercially reasonable efforts to obtain such consents, approvals and authorizations which may be reasonably requested by the Buyer in connection with the Financing and collateral arrangements in connection therewith and (ix) cooperating with the Buyer to satisfy the conditions precedent to the Financing to the extent within the reasonable control of the Company and its Subsidiaries.  Notwithstanding anything to the contrary herein, neither the Sellers, nor the Company or any of its Subsidiaries, and none of their respective directors, officers or employees shall be required to pay any commitment or other similar fee or incur any other liability or expense (other than fees and expenses to be reimbursed by the Buyer) in connection with the Financing prior to the Closing.

(f)                                   Sellers may, at such time as they believe in good faith that they have delivered Compliant Required Information, deliver to Buyer a written notice to that effect (stating when they believe such delivery was made), in which case Sellers shall be deemed to have provided Compliant Required Information as of such date unless the Buyer, within three (3) Business Days of receiving such notice from Sellers, gives written notice to the Sellers stating that Buyer does not believe Compliant Required Information has been delivered and stating, if applicable, with specificity, the basis for such belief.

(g)                                  Buyer agrees to indemnify, protect and hold the Sellers and their respective Affiliates, agents and representatives harmless from all liabilities that any of them may suffer in connection with the Sellers’ or, prior to the Closing, the GMS Entities’ performance of their respective obligations under this Section 6.8, except to the extent the act or omission giving rise to such liability would also give rise to a right of indemnification against one or more Sellers hereunder.  As between any of the Sellers, on the one hand, and any Buyer Indemnified Party, on the other hand, nothing in this Section 6.8 shall be deemed to expand the scope of any representation or warranty made in this Agreement or to increase the liability of Sellers with respect to any other provision of this Agreement.

6.9                               Tax Matters.

(a)                                 Tax Liability.

(i)                                     To the extent provided (and subject to the limitations set forth) in this Section 6.9 and in ARTICLE IX, from and after the Closing Sellers shall indemnify and hold harmless the Buyer Indemnified Parties against (A) all unpaid Taxes (whether assessed or unassessed) of a GMS Entity attributable to a Pre-Closing Period to the extent not taken into account in the calculation of the Closing Date Working Capital (as finally determined), and (B) any liability of a Person for Taxes pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period; provided, however, that Sellers shall not be liable for (w) any Taxes to the extent taken into account in the calculation of the Closing Date Working Capital (as finally determined); (x) any Taxes imposed on a GMS Entity as a result of transactions occurring on the Closing Date outside the ordinary course of business (other than transactions contemplated by this Agreement) that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section  1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing; (y) any interest or penalties attributable to the gross negligence or bad faith of Buyer or its Affiliates; or (z) any interest or penalties imposed or assessed, or Losses incurred, to the extent attributable to Buyer’s late filing of any Tax Return or late payment of any Taxes.  Sellers shall be entitled to any refund of (or credit in lieu of a refund for) Taxes allocable to any Pre-Closing Period (including any interest in respect of such refund) to the extent not taken into account in the final determination of the Closing Date Working Capital.  Buyer or the appropriate GMS Entity shall pay over to Sellers their Pro Rata Portion of any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement, as applicable (net of any Tax or other cost imposed on or incurred by Buyer or any of its Affiliates with respect to the accrual or receipt of such refund).

(ii)                                  To the extent provided (and subject to the limitations set forth) in this Section 6.9 and in ARTICLE IX, Buyer shall indemnify and hold harmless the Seller Indemnified Parties against all Taxes (whether assessed or unassessed) applicable to any GMS Entity (A) attributable to (1) any taxable year or period beginning after the Closing Date (or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date), or (2) any transaction occurring on the Closing Date outside the ordinary course of business (other than transactions contemplated by this Agreement) that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section  1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, (B) to the extent such Taxes are taken into account in the calculation of the Closing Date Working Capital (as finally determined); (C) resulting from any interest or penalties imposed or assessed upon Tax obligations, attributable to the gross negligence or bad faith of Buyer or its Affiliates; or (D) resulting from any interest or penalties imposed or assessed, or Losses incurred, to the extent attributable to Buyer’s late filing of any Tax Return or late payment of any Taxes.  Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, including for the avoidance of doubt any refunds attributable to carrybacks from a taxable year or period that begins after the Closing Date to a Pre-Closing Period; provided that, for the avoidance of doubt, this sentence shall not apply to any refunds constituting Future Transaction Tax Benefits that are payable to Sellers pursuant to Section 6.9(c)(ii).

(iii)                               For purposes of Section 6.9(a)(i) and Section 6.9(a)(ii), whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the relevant books were closed at the close of the Closing Date; provided, however, that (A) transactions occurring on the Closing Date outside the ordinary course of business (other than transactions contemplated by this Agreement) that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section  1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (B) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be so apportioned on a daily basis.  Notwithstanding the foregoing provisions of this paragraph (iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by any GMS Entity for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (x) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (y) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (x) of this sentence.  Sales and use Taxes shall be deemed to accrue in accordance with GAAP.

(iv)                              Neither the Buyer nor the GMS Entities may extend the statute of limitations for any Taxes for which Sellers would reasonably be expected to indemnify Buyer under ARTICLE IX by giving any waiver or agreeing to any extension thereof without the express prior written consent of Sellers, such consent not to be unreasonably withheld, delayed or conditioned.

(v)                                 If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in Tax liability for which Sellers would otherwise be liable pursuant to this Section 6.9(a), and such change results in a decrease in the Tax liability of a Buyer Indemnified Party for any taxable year or period ending on or before April 30, 2017, Sellers shall be liable only for the net amount of such increase after taking into account such decrease in accordance with the provisions of this Section 6.9(a) (and, to the extent such increase in Tax liability is paid to a Taxing Authority by Sellers or any Affiliate thereof, Buyer shall pay Sellers an amount equal to such decrease).

(b)                                 Tax Returns.

(i)                                     Subject to the provisions of this Agreement, Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Company and its Subsidiaries (other than Income Tax Returns for taxable periods ending on or before the Closing Date) that are filed after the Closing Date.  Buyer shall provide the Sellers with completed drafts of Income Tax Returns prepared with respect to Straddle Periods, together with supporting schedules and information, for the Sellers’ review and comment at least thirty (30) days prior to the due date for filing thereof (taking into account extensions of time to file) and shall consider in good faith such revisions to such Income Tax Returns as are reasonably requested by the Sellers.

(ii)                                  The Sellers shall prepare or cause to be prepared all Income Tax Returns for the Company and its Subsidiaries for taxable periods ending on or before the Closing Date that are filed after the Closing Date (including, for the avoidance of doubt, any Income Tax Returns reflecting a carryforward or carryback of a net operating loss from one Pre-Closing Period to another).  Each such Income Tax Return shall be prepared by treating items on such Tax Return in a manner consistent with the most recent prior practices and positions of the relevant GMS Entity unless otherwise required by applicable Law.  The Sellers shall provide Buyer with completed drafts of such Income Tax Returns, together with supporting schedules and information, for Buyer’s review and comment at least thirty (30) days prior to the due date for filing thereof (taking into account extensions of time to file) and shall consider in good faith such revisions to such Income Tax Returns as are reasonably requested by Buyer.  Buyer agrees to cause the applicable GMS Entities to execute and file on a timely basis (taking into account extensions of time to file) any Tax Return described in this Section 6.9(b)(ii). Sellers shall pay to

Buyer all Taxes shown as due and owing on Tax Returns filed pursuant to Section 6.9(b)(i) or this Section 6.9(b)(ii) that are allocable to a Pre-Closing Tax Period or that are otherwise due and owing with respect to Pre-Closing Tax Periods at least five (5) days before such Taxes are required to be paid to the applicable Taxing Authority (net of any accrual for such Taxes to the extent reflected as a liability in the calculation of the Working Capital).

(iii)                               Buyer agrees to file or cause to be filed promptly after the Closing Date an IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) and any analogous state and local forms (if applicable) with respect to any overpayments of estimated tax by the GMS Entities for taxable periods ending on the Closing Date.

(iv)                              Except as otherwise required by applicable Law, Buyer shall not take any action, or permit any action to be taken, that would reasonably be expected to prevent the taxable period of the Company and its Subsidiaries from ending for federal Income Tax purposes as of the close of business on the Closing Date and shall, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat, for federal (and, where applicable, to the extent there are no adverse consequences, state and local) Income Tax purposes, the Closing Date as of the last day of a taxable period of the Company and its Subsidiaries.  This shall include, if necessary, Buyer electing pursuant to Treasury Regulation Section 1.1502-75 to file a consolidated federal Income Tax Return (but not any state or local equivalent), and to include the Company and its Subsidiaries in such consolidated federal Income Tax Return, for the first taxable period of Buyer ending after the Closing Date.

(c)                                  Transaction Tax Deductions.

(i)                                     Any liability for, or refund of, Income Taxes attributable to a Pre-Closing Tax Period shall be determined by taking into account all Transaction Tax Deductions properly deductible in a Pre-Closing Tax Period (assuming, for this purpose, that the “next-day rule” contained in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) is not applicable to any Transaction Tax Deduction, and, unless otherwise determined by Sellers, that the safe harbor election provided for in IRS Revenue Procedure 2011-29 is made with respect to any Transaction Tax Deduction that constitutes a “success-based fee”).

(ii)                                  Buyer shall pay to the Sellers an amount equal to any Future Transaction Tax Benefit (as defined below) within fifteen (15) Business Days following the earlier of making any reduced Tax payment with respect to any Income Tax Return (but not including for this purpose any Tax Return relating to payments of estimated Taxes) or the receipt of any Income Tax refund in cash that is attributable to such Future Transaction Tax Benefit.  For this purpose, a “Future Transaction Tax Benefit” is any refund of Income Tax or any reduction in the cumulative Income Tax liability of Buyer, the Company or any GMS Entity that is attributable to a carryforward (or carryback) of a net operating loss or other Tax attribute resulting from a Transaction Tax Deduction.  The amount of such refund or reduction for any taxable period shall equal the amount by which the hypothetical Income Tax liability of Buyer, the Company and any other GMS Entity, calculated by excluding all Transaction Tax Deductions, exceeds the actual Income Tax liability of Buyer, the Company and its Subsidiaries for such taxable period, treating all Transaction Tax Deductions (and any net operating loss attributable thereto) as the last items claimed for any taxable period (i.e., such refund or reduction shall be calculated using a “with and without methodology”).  The amount of such reduction or refund shall take into account the deductibility of state and local income Taxes for U.S. federal income tax purposes and other offsetting costs.  Buyer shall, and as applicable shall cause the Company and its Subsidiaries to, prepare all Income Tax Returns in good faith at or before the time and in the same manner that it would have filed such Income Tax Returns absent the provisions of this Section 6.9(c)(ii).  Notwithstanding the foregoing, Buyer shall not be required to cause any payments to be made with respect to Future Transaction Tax Benefits realized with respect to taxable periods ending after December 31, 2016.  Until such time as all Transaction Tax Deductions have been realized or expired, Buyer shall, within fifteen (15) Business Days after the filing of any Income Tax Return of (or including) Buyer, the Company or any GMS Entity for taxable periods ending on or prior to December 31, 2016 (but not including for this purpose any Tax Return relating to payments of estimated Taxes), deliver to the Sellers a written statement setting forth in reasonable detail the determination of the Future Transaction Tax Benefit reflected on such Income Tax Return.

(iii)                               Buyer shall not waive the carryback period or otherwise fail to carry back any net operating loss for any taxable period that includes a Transaction Tax Deduction or reflects a Future Transaction Tax Benefit.

(d)                                 Tax Audits.

(i)                                     Buyer shall promptly notify Sellers in writing upon receipt by Buyer or any of its Affiliates of any written notice of any pending or threatened federal, state, or local Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations (“Tax Matters”) relating to a Pre-Closing Period for which Sellers would reasonably be expected to indemnify Buyer under ARTICLE IX.

(ii)                                  Sellers shall have the sole right to control, contest, resolve and defend against any Tax Matters of any GMS Entity for taxable periods ending on or before the Closing Date, in each case provided Sellers may be obligated under this Agreement to indemnify the Buyer Indemnified Parties for such Taxes under ARTICLE IX, and to employ counsel of their choice at their own expense; provided, however, that (A) Buyer may participate at its own expense in any such Tax Matter, (B) Sellers shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter and shall provide copies of all written communications with any Taxing Authority related to such Tax Matter, (C) Sellers shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (D) Sellers may decline to control any Tax Matters by providing Buyer with written notice of such decision.

(iii)                               Except as otherwise provided in Section 6.9(d)(ii), Buyer shall have the sole right to control any Tax Matters relating to any GMS Entity and to employ counsel of its choice at its own expense; provided, however, that (A) Sellers may participate at their own expense in any such Tax Matter for which Sellers may be liable pursuant to ARTICLE IX, (B) Buyer shall keep Sellers informed with respect to the commencement, status and nature of any Tax Matter for which Sellers may be liable pursuant to ARTICLE IX and shall provide copies of all written communications with any Taxing Authority related to such Tax Matter to the extent related to a taxable period (or portion thereof) ending on or prior to the Closing Date, and (C) neither Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter for which Sellers are required to indemnify Buyer hereunder without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)                              In the event that Buyer fails to notify Sellers with respect to a Tax Matter in accordance with the provisions of Section 6.9(d)(i), Sellers shall not be obligated to indemnify Buyer under ARTICLE IX of this Agreement with respect to such Tax Matter to the extent such failure to notify Sellers materially adversely affects Sellers.

(e)                                  Assistance and Cooperation.  After the Closing Date, the Sellers and Buyer shall (and shall cause their respective Affiliates, including the GMS Entities, to):

(i)                                     assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.9(b); provided, however, that the obligation of Sellers shall only extend to the end of the relevant Straddle Period;

(ii)                                  upon reasonable notice and without undue interruption to the business of such Party or the GMS Entities, provide access during normal business hours to the books and records of such Party relating to the Taxes of the GMS Entities prior to the Closing Date; and

(iii)                               furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any Tax Matter or information request with respect to any taxable period for which the other Party may have a liability under this Section 6.9.

(f)                                   Transfer Taxes.  All federal, state, local, foreign and other transfer, sales, use or similar Taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the transfer of the Shares or any other transaction contemplated by this Agreement (other than the transactions contemplated by Section 6.5(c)), if any, shall be the responsibility of and paid in full by Buyer.

(g)                                  Prior Agreements.  All Tax Sharing Agreements or similar agreements with respect to or involving the Company or any other GMS Entity (other than with any other GMS Entity) shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any other GMS Entity shall be bound thereby or have any liability thereunder.

6.10                        Employees and Employee Benefit Plans.

(a)                                 Compensation and Benefits.  The Buyer shall, or shall cause one of its Affiliates (including the GMS Entities) to, maintain for Continuing Employees through April 30, 2015 (i) salary, wages, incentive compensation and bonus opportunities that are at least as favorable as those provided to the Continuing Employees immediately prior to the Closing, and (ii) other benefit plans and arrangements (which may be the existing Employee Benefit Plans)

that are substantially similar in the aggregate to those provided to the Continuing Employees immediately prior to the Closing, subject, in each case, to the terms of any employment, consulting or similar agreement entered into at or in connection with the Closing.  If any Continuing Employee’s employment is terminated prior to April 30, 2015, the Buyer shall, or shall cause the Company to, provide such Continuing Employee with severance benefits substantially similar in the aggregate to those historically provided under the applicable Employee Benefit Plans by the applicable GMS Entity prior to the Closing Date.

(b)                                 Credit for Pre-Closing Items.  From and after the Closing, for purposes of eligibility, vesting and benefit accrual (other than with respect to a defined benefit pension plan) and any newly implemented equity or equity based compensation program of Buyer), the Buyer and its Affiliates (including the GMS Entities) shall give each Continuing Employee full credit for such Continuing Employee’s service with any GMS Entity, any of its Affiliates, and any predecessor employer, to the same extent recognized by the GMS Entity or any of its Affiliates prior to Closing, except to the extent such credit would result in the duplication of benefits for the same period of service.  To the extent any Continuing Employee commences participation in any Buyer Benefit Program, the Buyer shall (i) waive for each such Continuing Employee and his or her dependents any waiting period provision, pre-existing condition limitation, evidence of insurability, or similar limitation or condition to the extent such provision, limitation or condition would not have been applicable to such Continuing Employee under the terms of the welfare plans of the GMS Entity in which the Company Employee participated immediately prior to the Closing Date, and (ii) give full credit under the Buyer Benefit Program for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing and for all plan year or lifetime out-of-pocket maximums.

(c)                                  Paid Time Off.  Buyer shall credit and cause to be paid in the normal course of business the paid time off (“PTO”) of all Continuing Employees for all days of PTO to which each such employee was entitled under the applicable GMS Entity’s PTO policy as of the Closing Date.  For purposes of computing eligibility for, and the amount of, PTO of Continuing Employees, employment of such employees by any GMS Entity before the Closing shall be taken into account.

(d)                                 Special Provision for Represented Employees.  Notwithstanding anything to the contrary herein, with respect to any Company Employee who is part of a bargaining group covered by a Labor Agreement, Buyer shall, or shall cause its Affiliates (including the GMS Entities) to, continue such Company Employee’s employment, compensation and benefits in accordance with, and shall otherwise adhere to, such Labor Agreement through its expiration, modification, or termination in accordance with its terms and applicable Law.

(e)                                  Compliance.  Buyer shall be solely responsible for and shall indemnify the Seller Indemnified Parties against all Losses (i) arising out of Buyer’s or an Affiliate’s failure to continue the employment of any Company Employee (including without limitation, severance or similar claims or amounts relating to the termination of employment of such Company Employee after the Closing Date), (ii) arising after the Closing Date with respect to the Continuing Employees or the terms and conditions of the Continuing Employees’ employment with Buyer or an Affiliate of Buyer, (iii) under the Worker Adjustment and Retraining

Notification Act or similar Law arising out of Buyer’s or an Affiliate’s acts or omissions related to the Continuing Employees, and (iv) for any failure by Buyer to comply with its obligations under this Section 6.10(e).

(f)                                   COBRA.  A group health plan of Buyer or its Affiliates (including the GMS Entities) shall be solely responsible for complying with the requirements of COBRA for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Regulation §54.4980B-9, in connection with the transactions contemplated by this Agreement.

(g)                                  No Amendment of Plans.  Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, does or shall be deemed to constitute the establishment or adoption of, or amendment to, any employee benefit plan, and no Person participating in any such employee benefit plan maintained by either the GMS Entities or their Affiliates or Buyer or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any employee benefit plan or otherwise.

6.11                        No Public Announcement; Contact with Company Suppliers and Customers.  Neither Buyer, Sellers nor their respective Affiliates, shall, without the written approval of the other Parties (which approval shall not be unreasonably withheld, conditioned or delayed), make any press release or other public announcement (a) which concerns this Agreement or the transactions contemplated by this Agreement, or (b) which discloses the terms of the transaction, in either case, except as and to the extent that any such Person shall be so obligated by Law or by the rules or regulations of any stock exchange.  For the avoidance of doubt in no event shall the foregoing prevent, in any manner, Sponsor from disclosing to its investors or limited partners information regarding the transactions contemplated hereby in a manner consistent with past practices of disclosing transaction information. Buyer shall not, and shall cause its representatives and advisors to not, contact any supplier or customer of any GMS Entity regarding or in any way relating to the transaction contemplated by this Agreement without the prior written approval of the Company.

6.12                        Expenses.  Except as otherwise specifically provided in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all the agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants and the filing fees payable in connection with each Party’s respective filing required by the HSR Act or any similar filings required by applicable antitrust Laws.  Notwithstanding anything to the contrary contained herein, to the extent the Company has paid, prior to Closing, any costs and expenses of the Sellers relating to this Agreement and the transactions contemplated hereby, the Sellers shall not be required to reimburse such amounts to the Company (or to Buyer or any GMS Entity) after Closing.

6.13                        Books and Records.  From and after the Closing Date, Buyer shall cause the Company to preserve and keep all material books and records of the GMS Entities at the time of the Closing and shall prevent the GMS Entities from destroying any of such books and records for a period of seven (7) years following the Closing Date without first allowing Sellers, at

Sellers’ expense, to make copies of the same within a reasonable time following such notice.  During that period, Buyer shall cause the Company (a) to allow each Seller and its representatives reasonable cooperation, access and staff assistance at reasonable times and upon reasonable request to such books and records relating solely to the period prior to the Closing (including workpapers and correspondence with Taxing Authorities), (b) to afford each Seller and its representatives the right, at such Seller’s expense, to take extracts therefrom and to make copies thereof, and (c) to have reasonable access to relevant employees of the GMS Entities, all to the extent such Seller reasonably requires, including for the preparation of Tax Returns and the handling of Tax Matters.

6.14                        Termination of Share Restrictions.  If, but only if, the Closing occurs, then the Company and the Sellers hereby cancel each and every contract among some or all of them relating to the Shares, including the Shareholders Agreement dated June 23, 2010 by and between the Company and the Sellers listed as shareholders therein, and any other agreement that restricts in any way the Share Transfer.

6.15                        Director & Officers Protection.

(a)                                 Rights Under Governing Documents.  For six (6) years after the Closing, Buyer shall not permit any GMS Entity to amend, repeal or otherwise modify any provision in the Governing Documents of any GMS Entity relating to exculpation or indemnification of the directors and officers of such GMS Entity who have served in such capacity prior to the Closing (each a “D&O Indemnified Person”). The intent of the parties that such D&O Indemnified Persons be entitled to such exculpation and indemnification to the same extent as set forth in the applicable Governing Documents of such GMS Entity as in effect immediately prior to the Closing.  In the event any claim in respect of which indemnification is available pursuant to the applicable Governing Documents is asserted or made prior to the sixth anniversary of the Closing, all rights to indemnification under the applicable Governing Documents shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

(b)                                 Tail Coverage.  Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance for coverage of D&O Indemnified Persons who are currently covered thereby for six (6) years on terms no less advantageous to such D&O Indemnified Persons than such existing insurance coverage, which endorsement shall be provided to the Buyer for its approval no later than seven (7) days prior to the anticipated Closing Date, such approval not to be unreasonably withheld, conditioned or delayed.

(c)                                  Third Party Beneficiaries.  The obligations of the Company under this Section 6.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.15 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Person to whom this Section 6.15 applies are hereby made express and intended third-party beneficiaries of this Section 6.15).

6.16                        Confidentiality.  Each of the Sellers shall, and shall cause each of their respective Affiliates, officers, directors, managers, employees, agents and representatives to, hold in confidence any and all information relating to the GMS Entities, Buyer or their respective Affiliates (other than the Sellers) currently in any of their possession or obtained after the date hereof which is non-public, and shall not, and shall cause each of their respective Affiliates, officers, directors, managers, employees, agents and representatives not to, directly or indirectly disclose, publish or otherwise make available any of such confidential information to the public or to any Person.  Notwithstanding the foregoing, such Persons may disclose such confidential information if, but only to the extent,  required by judicial or administrative process (including a process to enforce any rights under this Agreement) or by other requirements of applicable Law, or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the Person proposing to disclose, publish or otherwise make available such information shall first notify Buyer thereof and, if requested by Buyer, shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  In addition, no Person shall be restricted hereby from using or disclosing any information which (i) is generally available to and known by the public through no fault of such Person, (ii) is lawfully acquired by such Person after from sources which, to their knowledge, are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation, or (iii) was independently developed without the use of any other confidential information described herein.  The obligations set forth in this Section 6.16 shall terminate and be of no further force or effect following the fifth anniversary of the Closing Date.

6.17                        Sellers’ Non-Compete and Non-Solicit.

(a)                                 For a period of five (5) years from and after the Closing Date, no Seller shall, directly or indirectly, engage in, own, have any financial interest in, or manage or operate anywhere in the world where the Company or its Subsidiaries currently sells products and services or where the Company or its Subsidiaries have specific plans to sell products or services, a business the same as, substantially similar to, or which competes in any material respect with, any of the businesses conducted by the Company or any of its Subsidiaries prior to the date hereof, except that the beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, of less than 2% of the outstanding shares of common stock of a publicly-held corporation shall be permitted.

(b)                                 For a period from the date hereof and continuing for a period of two (2) years from and after the Closing Date, no Seller shall, directly or indirectly, solicit for employment or employ any employee of the Company or any of its Subsidiaries, or request, induce or advise any employee thereof to leave the employ of the Company or any of its Subsidiaries, without the prior written consent of Buyer. Notwithstanding the foregoing, (i) the placement of general advertisements not directed specifically to employees of the Company or any of its Subsidiaries shall not be deemed to be a solicitation for purposes of this Section 6.17(b), and (ii) no Seller shall be prohibited from employing any employee described herein if such individual ceases to be employed by the Company or any of its Subsidiaries (other than in connection with a solicitation prohibited hereunder) and such individual has not been employed by the Company or any of its Subsidiaries for at least 6 months prior to employment by such Seller.

(c)                                  Sellers, the Company and Buyer hereby agree and acknowledge that the duration, scope and geographic areas applicable to the foregoing provisions are fair, reasonable and necessary and that adequate compensation has been received by Sellers for such obligations.  If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6.17 as will render such restrictions valid and enforceable.

6.18                        Delivery of Interim Financial Statements.  Until the Closing Date, the Company shall, and the Sellers shall cause the Company to, use reasonable best efforts to deliver to Purchaser, within forty-five (45) days after the end of each calendar month, a copy of the interim unaudited monthly consolidated financial statements and reports with respect to the Company and its Subsidiaries for such month prepared in a manner and containing information consistent with the GMS Entities’ current practices.

ARTICLE VII
CONDITIONS TO CLOSING; DELIVERABLES

7.1                               Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which (other than the conditions contained in Section 7.1(b) or 7.1(d)) may be waived in whole or in part by Buyer:

(a)                                 Bringdown of Representations and Warranties; Covenants.  Each of the representations and warranties of Sellers and the Company contained in this Agreement other than the Fundamental Representations, in each case, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect  shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Fundamental Representations made by the Company and the Sellers shall be true and correct in all respects (other than de minimis exceptions) as of the date of this Agreement and at and as of the Closing Date (except to the extent that any such representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).  Sellers and the Company shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by them at or before the Closing.

(b)                                 Orders.  No order of any Governmental Body shall be in effect and no Law shall have been enacted or adopted that restrains or prohibits the consummation of the transactions contemplated hereby and no Litigation shall have been commenced by a Governmental Body and be pending that seeks to prevent or prohibit the consummation of the transactions contemplated hereby.

(c)                                  Consents.  The Company shall have received the consents and other approvals referred to in Schedules 6.3(a) and 6.3(b).

(d)                                 Antitrust.  All waiting periods applicable to the consummation of the Share Transfer under the HSR Act and other applicable antitrust laws shall have expired or been terminated.

(e)                                  No Material Adverse Change.  Since the date of this Agreement, no fact, event or circumstance shall have occurred or arisen that, individually or in combination with any other facts, events or circumstances, has had, or would reasonably be expected to have, a  Material Adverse Effect.

(f)                                   Closing Documents.  Buyer shall have received each of the documents and other deliverables referred to in Section 7.3(a).  All agreements, certificates and other documents delivered by Sellers to Buyer hereunder shall be in form and substance reasonably satisfactory to Buyer.

(g)                                  Resignations.  Buyer shall have received written resignations, effective immediately following the Closing, of the directors and officers of GMS Entities who are designated in a written notice from the Buyer to the Company received at least five (5) Business Days prior to the Closing Date, from their offices as director or officer.

7.2                               Conditions Precedent to Obligation of Sellers.  The obligation of Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which (other than the conditions contained in Section 7.2(b) or 7.2(c)) may be waived in whole or in part by Sellers:

(a)                                 Bringdown of Representations and Warranties; Covenants.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. Buyer shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by them at or before the Closing.

(b)                                 Orders.  No order of any Governmental Body shall be in effect and no Law shall have been enacted, adopted or pending that restrains or prohibits the consummation of the transactions contemplated hereby and no Litigation shall be pending or threatened before any Governmental Body that seeks to prevent or prohibit the consummation of the transactions contemplated hereby.

(c)                                  Antitrust.  All waiting periods applicable to the consummation of the Share Transfer under the HSR Act and other applicable Antitrust Laws shall have expired or been terminated.

(d)                                 Conditions to Subscription Agreement.  All conditions precedent to the Sellers’ obligations to perform under the Seller Subscription Agreement shall have been satisfied.

(e)                                  Closing Documents.  Sellers shall have received the documents referred to in Section 7.3(b).  All agreements, certificates and other documents delivered by Buyer to Sellers hereunder shall be in form and substance reasonably satisfactory to Sellers.

7.3                               Deliveries at the Closing.

(a)                                 By Sellers.

(i)                                     Each Seller shall separately deliver or cause to be delivered to Buyer at the Closing:

(A)                               stock certificates representing such Seller’s Transfer Shares, duly endorsed in negotiable form or accompanied by stock transfer powers, duly executed by such Seller, in blank;

(B)                               to the extent party to the Seller Subscription Agreement and the conditions to such Seller’s obligations thereunder have been satisfied, such Seller’s deliverables due thereunder;

(C)                               a copy of the Escrow Agreement, duly executed by such Seller; and

(D)                               a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Section 7.1(a) to the extent those conditions apply to the Seller Group of which such Seller is a member.

(ii)                                  Sellers shall deliver or cause to be delivered to Buyer at the Closing:

(A)                               a certificate from the secretary of state of the state of Georgia to the effect that the Company is validly existing and in good standing therein as of a date not more than thirty (30) days prior to the Closing Date;

(B)                               a certificate of the Secretary of the Company, dated as of the Closing Date, attaching true and correct copies of (i) the Governing Documents of the Company as of the Closing Date, and (ii) all resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby and stating that such authorization remains in effect and has not been amended or terminated;

(C)                               a certificate from each Principal Seller, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Section 7.1(a) to the extent those conditions apply to the Company and the other GMS Entities;

(D)                               the minute books, stock ledgers and corporate seal of the GMS Entities;

(E)                                pay-off letters (the “Pay-Off Letters”), drafts of which shall have been provided at least two (2) Business Days prior to the Closing, with respect to the pay-off of all Debt Obligations to be satisfied at the Closing as indicated on the Closing Statement, which letters shall include, where applicable, customary contingent lien release and commitment termination language, in each case in a form reasonably satisfactory to the Buyer; and

(F)                                 (1) a certificate in form reasonably acceptable to Buyer prepared in accordance with Treasury Regulation Section 1.1445-2(c), duly executed by a responsible corporate officer of the Company under penalties of perjury, certifying that the Shares are not United States real property interests and dated not more than 30 days prior to the Closing Date and (2) proof reasonably satisfactory to Buyer that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(b)                                 By Buyer.  Buyer shall deliver or cause to be delivered to Sellers at the Closing:

(i)                                     a copy of the Escrow Agreement, duly executed by Buyer;

(ii)                                  to the extent such Seller is a party to the Seller Subscription Agreement and the conditions to Holdco’s obligations thereunder have been satisfied, the Holdco deliverables due such Seller thereunder;

(iii)                               certificates of the appropriate public officials to the effect that Buyer is validly existing and in good standing in its state of organization as of a date not more than thirty (30) days prior to the Closing Date;

(iv)                              certificates of the Secretary of Buyer setting forth all resolutions of its Board of Directors or similar governing body and, if necessary, its stockholders or members, authorizing the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby;

(v)                                 a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Section 7.2(a); and

(vi)                              the Purchase Price, in accordance with Section 2.4.

ARTICLE VIII
TERMINATION

8.1                               Termination Rights.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and the Company;

(b)                                 by either the Company or Buyer if a Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Transfer or there shall be a Law which makes illegal or otherwise prohibits the Share Transfer;

(c)                                  by the Company if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition in Section 7.2, which breach has not been waived in writing and cannot be or has not been cured within ten (10) days after the giving of written notice by the Company to the Buyer specifying such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it or the Sellers are then in material breach of any of their representations, warranties, covenants or other agreements hereunder;

(d)                                 by Buyer if there has been a material breach by the Company or the Sellers of any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition in Section 7.1, which breach has not been waived in writing and cannot be or has not been cured within ten (10) days after the giving of written notice by the Buyer to the Company specifying such breach; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder;

(e)                                  by the Company or Buyer if the Closing has not occurred on or prior to the May 1, 2014 (the “End Date”) and no action to specifically perform this Agreement has been commenced, provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if they (including with respect to the Company, if the Company or the Sellers) are then in material breach of any of their representations, warranties, covenants or other agreements hereunder.  Notwithstanding the foregoing, (i) in the event that the FTC issues a “second request” with respect to the transactions contemplated by this Agreement or issues an administrative complaint challenging such transactions, or if either the FTC or Antitrust Division brings suit seeking to prevent or enjoin such transactions, then Buyer or the Company may, upon written notice to the other, extend the End Date for a period of not more than 120 days from the date hereof, and (ii) in the event the Marketing Period has begun but not yet ended by the End Date (as defined above), the End Date shall be extended until the earlier of (x) the date that is two (2) Business Days after the date on which the Marketing Period ends, or (y) the date that is fifteen (15) Business Days after the date which would otherwise be the End Date (as defined above); provided that in no event shall the End Date be later than the date that is 120 days from the date hereof;

(f)                                   by the Company if (i) all of the conditions precedent to Buyer’s obligations to consummate the Closing under Section 7.1 (other than any such conditions which by their nature are to be satisfied on the Closing Date, but subject to such conditions being capable of being satisfied assuming the Closing occurs) have been satisfied  and continue to be satisfied (or capable of being satisfied) on the date the Closing is required to be consummated by Buyer pursuant to the terms of this Agreement, (ii) the Sellers irrevocably certify to Buyer in writing that they are ready, willing and able to consummate the Closing on such date, and (iii)

Buyer fails to consummate the Closing within two (2) Business Days following receipt of such written certification.

If a Party institutes an action to specifically perform this Agreement in accordance with Section 10.10 before its termination pursuant to this Section 8.1, then notwithstanding any other provision of this Agreement, this Agreement will not be terminated thereafter unless and until a final judgment or order is entered in such action or in any appeal therefrom denying specific performance in such action or dismissing or discontinuing such action without the granting of such relief (and such judgment or order is not then subject to appeal) or such action or an appeal therefrom is dismissed or discontinued voluntarily by the Party seeking such action, or by agreement of the Parties without the granting of such relief.

8.2                               Termination Fee.

(a)                                 The Parties agree that, if the Company validly terminates this Agreement pursuant to (i) Section 8.1(c), (ii) Section 8.1(e) and in the case of this clause (ii), (A) all of the conditions precedent to Buyer’s obligations to consummate the Closing under Section 7.1 have been satisfied (other than any such conditions which by their nature are to be satisfied on the Closing Date or which have not been satisfied due to Buyer’s breach of its obligations under this Agreement) and continue to be satisfied (or capable of being satisfied) on the date the Closing is required to be consummated by Buyer pursuant to the terms of this Agreement, (B) the Sellers irrevocably certify to Buyer in writing that they are ready, willing and able to consummate the Closing on the End Date and (C) Buyer fails to consummate the Closing within two (2) Business Days following receipt of such written confirmation, or (iii) Section 8.1(f), Buyer shall pay each Seller its Pro Rata Share of a termination fee equal to $51,600,000.00 (the “Buyer Termination Fee”) by wire transfer of immediately available funds as promptly as reasonably practicable (and in any event, within five (5) Business Days of such termination), it being understood that (x) in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion, (y) in no event shall Sellers and the Company be entitled to both an award of specific performance of Buyer’s obligations to consummate the Closing under Section 10.10 and monetary damages in connection with this Agreement or any termination of this Agreement, including the Buyer Termination Fee, and (z) the parties agree that the Buyer Termination Fee is not a penalty, Buyer will not assert any argument to the effect that payment of the Buyer Termination Fee is contrary to public policy or that there are equitable reasons why it should not be paid under any circumstance requiring its payment under this section 8.2(a).

(b)                                 Notwithstanding anything to the contrary in this Agreement, in the event Buyer fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 10.10, Sellers’ and the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer, Sponsor, any Committed Financing Party, and any of their respective former, current or future Affiliates or representatives in respect of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VIII and collect, if due, the Buyer Termination Fee, and upon payment of such amounts in accordance with this Section 8.2, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 10.10, (A) none of Buyer, Sponsor, the Committed Financing Parties, or any of their respective former, current or future Affiliates or representatives shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby, (B) none of Sellers, the Company, the Subsidiaries of the Company or any of their respective former, current or future Affiliates or representatives shall be entitled to bring or maintain any action or proceeding against Buyer, Sponsor, the Committed Financing Parties, or any of their respective former, current or future Affiliates or representatives arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Sellers and the Company shall use their commercially reasonable efforts to cause any Litigation pending in connection with this Agreement, any Contract executed in connection herewith (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby, to be dismissed with prejudice promptly following the payment of any such amounts.

8.3                               Effect of Termination.  In the event of termination of this Agreement pursuant to clause (a) or clause (b) of Section 8.1, no Party hereto shall be liable to any other Party for any breach hereof, except for breaches of Section 6.4, if any, if such breach led to the Governmental Body action described in such clause (b).  Subject to the limitations in Section 8.2, in the event of termination of this Agreement by either Buyer or the Company pursuant to any of clauses (c) or (d) of Section 8.1, Buyer, on the one hand, or the Company, on the other hand, as applicable, shall be liable to the other for any breach of this Agreement by them (including with respect to the Company, by the Sellers) which led to such termination.  Subject to the limitations in Section 8.2, Section 9.4, and Section 10.10, Buyer, the Company or the Sellers shall be entitled to seek any remedy to which they may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance.  The failure of any condition under this Agreement that does not constitute a breach of a representation or warranty or a covenant of a Party shall not be deemed a breach of this Agreement giving rise to a claim for damages against that Party.  If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will thereafter be null and void, and there will be no liability or obligation on the part of the Company, Sellers or Buyer (or any of their Affiliates) except as provided in this ARTICLE VIII, and except that Section 6.6(a), Section 6.11 and Section 6.12 shall survive any such termination.  In addition, upon any such termination each Party will return all documents, workpapers and other materials of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any Party hereto with respect to the business of any other Party shall not at any time be used for the advantage of, or disclosed to third parties by, such Party to the detriment of the Party furnishing such information; provided, however, that this Section 8.3 shall not apply to any document, work paper, material or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any Governmental Body.  In lieu of the requirement to return materials as set forth herein, a Party may destroy such materials and provide a written certification thereof to the other Parties as applicable.

ARTICLE IX
INDEMNIFICATION

9.1                               Survival of Representations, Warranties, Covenants and Agreements.  Subject to the provisions of this ARTICLE IX, the representations and warranties of the Company and the Sellers contained in ARTICLE III and  ARTICLE IV and those of the Buyer contained in ARTICLE V, and the covenants and agreements of the Parties contained in this Agreement shall survive the Closing but shall terminate and be of no further force or effect on August 31, 2015, provided, however,  that (a) the representations and warranties set forth in Section 3.1 [Organization and Authority],  Section 3.2 [Authorization; Enforceability], Section 3.3(a) [Capitalization], Section 3.3(b) [Capitalization of other GMS Entities], Section 3.18 [Brokers], Section 4.1 [Authorization; Enforceability], Section 4.2 [Share Ownership], Section 5.1 [Organization], Section 5.2 [Authorization; Enforceability], and Section 5.5 [Brokers] (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations, and (c) the covenants of Sellers and Buyer set forth in Section 6.9 [Tax Matters] shall survive until the date that is sixty (60) days after the expiration of the relevant statutory period of limitations applicable to the underlying claims, (d) the covenants and agreements of the Parties contained in ARTICLE VI of this Agreement (other than Section 6.9) shall survive the Closing until the last day on which such covenant or agreement is to be performed, provided that Section 6.5 shall survive Closing for no less than six (6) months after the Closing Date, and (e) each covenant and agreement in this ARTICLE IX shall survive for such period as is necessary to resolve any claim properly made within the applicable time period set forth in this Section 9.1.   No claims may be made by any Indemnified Party under this ARTICLE IX following the applicable survival period set forth in this Section 9.1.  Notwithstanding the foregoing, any representation, warranty or covenant  as to which a claim relating thereto is asserted in writing (which states with reasonable specificity the basis therefor) in accordance with Section 9.3 during such applicable survival period shall, with respect only to such claim, continue in force and effect beyond such survival period until the resolution of such claim.

9.2                               Indemnification.

(a)                                 Indemnification by Sellers; Limitations.

(i)                                     If the Closing occurs, and subject to the limitations and other provisions of this ARTICLE IX, each Seller hereby agrees, jointly and severally with the other members of the Seller Group of which such Seller is a member, and severally only (not jointly and severally) with the other Sellers, to indemnify and hold harmless the Buyer Indemnified Parties against such Seller’s Pro Rata Share (and the Pro Rata Share of each other member of the Seller Group of which such Seller is a member), of any Losses described in this Section 9.2(a) below that such Buyer Indemnified Parties shall suffer or incur, to the extent that such Losses are:

(A)                               Recoverable Losses which arise out of any inaccuracy or breach of any representation or warranty made by the Company in ARTICLE III of this Agreement;

(B)                               Losses which arise out of any failure to perform any covenant or agreement made herein by the Company; or

(C)                               Recoverable Losses which arise out of any Asbestos Action relating to Southern Wall Products, Inc.

(ii)                                  In addition, if the Closing occurs, and subject to the limitations and other provisions of this ARTICLE IX, each Seller hereby agrees, jointly and severally with the other members of the Seller Group of which such Seller is a member, to indemnify and hold harmless the Buyer Indemnified Parties against any Losses that such Buyer Indemnified Parties shall suffer or incur, to the extent that such Losses arise out of  any (A) inaccuracy or breach of any representation or warranty in ARTICLE IV of this Agreement made by such Seller or any other member of the Seller Group of which such Seller is a member, or (B) any failure to perform any covenant or agreement made herein by such Seller or any other member of the Seller Group of which such Seller is a member.

(iii)                               No Seller shall have any liability to any Indemnified Party:

(A)                               under Sections 9.2(a)(i)(A), 9.2(a)(ii)(A), 9.2(a)(i)(C) and, solely to the extent arising from breach of Section 6.5, Section 9.2(a)(i)(B), unless and until the aggregate amount of all Recoverable Losses (or, in the case of Section 9.2(a)(i)(B), Losses) pursuant to such Sections exceeds $4,300,000.00 (the “Deductible”), in which event only the amount in excess thereof shall be recoverable, provided, however, that the Deductible shall not apply to Recoverable Losses arising out of breaches of the Fundamental Representations or Losses attributable to Taxes that are the obligation of Sellers as provided in Section 6.9;

(B)                               under  9.2(a)(i)(A), 9.2(a)(ii)(A), 9.2(a)(i)(C) and, solely to the extent arising from breach of Section 6.5, Section 9.2(a)(i)(B), to the extent Losses otherwise indemnifiable thereunder exceed the then-current balance of the Indemnity Escrow Fund, except in the case of Fundamental Representations or Losses attributable to Taxes that are the obligation of Sellers as provided in Section 6.9; or

(C)                               under any provision of this ARTICLE IX in the case of Losses arising out of Fundamental Representations or Losses attributable to Taxes that are the obligation of Sellers as provided in Section 6.9 to the extent they exceed the amount of proceeds actually paid to such Seller at the Closing pursuant to Section 2.4(a).

(iv)                              In addition, Sellers shall not be liable for any Losses resulting from a breach of any of the representations, warranties and covenants set forth in ARTICLE III or ARTICLE IV of this Agreement or any of the covenants set forth in ARTICLE VI of this Agreement to the extent that:

(A)                               the Loss has been previously included as part of the Purchase Price pursuant to Section 2.4 or Section 2.6;

(B)                               the liability for such breach occurs or is increased as a result of the adoption or imposition of any Law not in force as of the Closing Date; or

(C)                               the Losses would not have arising but for a change in accounting policy or practice of the Buyer or any Affiliate thereof after the Closing.

(v)                                 Any amounts received by Buyer from any insurers or other third parties with respect to any contractual rights to indemnification, reimbursement, offset or recovery against such third parties, shall reduce the amount of Losses for purposes of determining the amount of Sellers’ indemnity obligation under this ARTICLE IX.  If received after an indemnification payment has been made or satisfied under this ARTICLE IX, any amounts recovered from insurers or other third parties shall be paid within five (5) Business Days of receipt, to the Indemnifying Party up to the amount paid by the Indemnifying Party.

(b)                                 Indemnification by Buyer.  If the Closing occurs, and subject to the limitations and other provisions of this ARTICLE IX, Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Parties against any Losses described below that such Seller Indemnified Parties shall actually incur, to the extent that such Losses are:

(i)                                     Recoverable Losses which arise out of any breach of any representation or warranty made by Buyer in this Agreement; or

(ii)                                  Losses which arise out of any failure to perform any covenant made herein by Buyer.

(c)                                  Satisfaction of Claims.  Subject to Section 9.2(a)(iii) and the other limitations herein, any Loss indemnifiable pursuant to this ARTICLE IX shall be paid by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party within five (5) Business Days after the date that the Indemnifying Party has acknowledged and agreed to its liability for such Loss or, if applicable, the date a dispute with respect thereto is finally resolved in accordance with this Agreement, provided, however, that so long as any portion of the Indemnity Escrow Fund remains in the Indemnity Escrow Account (as defined in the Escrow Agreement), amounts payable by Sellers pursuant to Section 9.2(a), shall first be satisfied by payment from the Indemnity Escrow Account in accordance with the Escrow Agreement to the extent funds are available therein.  All indemnity payments made under this ARTICLE IX shall be treated as adjustments to the Purchase Price.  For purposes of determining the amount of Losses incurred by an Indemnified Party in accordance with this ARTICLE IX, such Losses shall be offset by the amount of any Income Tax benefit actually realized by the Indemnified Party with respect thereto (reduced by any Tax liability required by applicable Law resulting directly from accrual or receipt of the related indemnification payment).

9.3                               Procedures.

(a)                                 Notice of Claim.  Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (an “Indemnified Party”), of notice of a Recoverable Loss or the commencement of any Litigation with respect to which it believes it is entitled to be indemnified under Section 9.2, the Indemnified Party shall, if a claim in respect thereto is to be made against Sellers, on the one hand, or Buyer, on the other hand (in either case, the “Indemnifying Party”) under this Article, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission to notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission, and provided, further, that Section 6.9 shall govern the procedures with respect to any claim involving Taxes.

(b)                                 Settlement; Compromise.  An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Litigation unless such settlement, compromise or consent (i) by its terms only involves payment of monetary damages, (ii) obligates the Indemnifying Party to pay the full amount of such liability, and (iii) includes an unconditional release of the Indemnified Party from all liability arising out of such pending or threatened Litigation.  An Indemnified Party will not, without the prior written consent of the Indemnifying Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Litigation.

(c)                                  Retention of Counsel.  If any Litigation shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (a) of this Section 9.3, the Indemnifying Party shall be entitled to assume the legal defense thereof.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action, (iii) the Indemnifying Party, and/or its counsel, shall have failed to defend against any or all claims in such action after the Indemnifying Party assumed such defense (and during any period the Indemnifying Party has not assumed such defense) or (iv) the named parties to any such Litigation (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have  been advised by such counsel that there is a conflict for counsel in representing both the Indemnifying Party and the Indemnified Party which cannot appropriately be waived.   In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party.  Except as aforesaid, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless after assuming such defense, the Indemnifying Party does not defend such action.

(d)                                 Resolution of Disputes.  In the case of an alleged Loss which is disputed by the Indemnifying Party, the Parties shall attempt in good faith to resolve their differences for a period of 60 days and, if the Parties are unable to resolve their differences within such period, the Indemnified Party or Parties may submit the matter to judicial proceedings (unless an alternate dispute resolution procedure is specified in this Agreement with respect to such dispute).

9.4                               Excluded Damages and Remedy.  Neither Party shall be liable to any Indemnified Party for claims for punitive, special, incidental or exemplary damages, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and each Party (and by acceptance of the benefits of the provisions of this ARTICLE IX, each Indemnified Party) releases the Indemnifying Party from liability for any such damages; provided, however, that this Section 9.4 shall not apply to Losses resulting from any third party action.

9.5                               Environmental Remediation.

(a)                                 If Recoverable Losses, or Litigation related thereto, involve investigation, cleanup, remediation, or other response pursuant to Environmental Laws, or in connection with Hazardous Materials, the Indemnifying Party shall have the right but not the obligation to control, at its own expense, the performance of such investigation, cleanup, remediation, or other response (an “Indemnified Environmental Matter”).  The Parties also agree that the Indemnifying Party shall be responsible only for such investigation, cleanup, remediation or other response, and the costs thereof, based upon application of all available risk-based approaches and methods designed to minimize costs and to achieve the least stringent applicable cleanup criteria permitted by applicable Environmental Law consistent with the continued operation of the Business at the Real Property to which such Indemnified Environmental Matter relates or as required (i) by a directive of any Governmental Body; (ii) by a judgment rendered in favor of any Person; (iii) by the express terms of any lease for Leased Real Property (as in effect on the date hereof); or (iv) to respond to an imminent threat to the environment, human health or safety or health and safety of employees, that still allows for continued industrial use of affected property.

(b)                                 The Indemnified Party or the Indemnifying Party, as the case may be (the “Non-Controlling Party”), with respect to any Indemnified Environmental Matter controlled by the other party (such other party, “Controlling Party”), shall grant or arrange reasonable access by the authorized representatives and agents of the Controlling Party to any properties, documents or personnel as necessary to conduct any environmental investigation, cleanup, remediation or other response, and shall reasonably cooperate in the execution, completion, filing, and recording of all documents, use restrictions, institutional controls, notices, and other documents as will facilitate the conduct and completion of such investigation, cleanup, remediation, or other response.

(c)                                  With respect to any Indemnified Environmental Matter, the Controlling Party shall provide the Non-Controlling Party with the opportunity to (i) participate in any meetings or negotiations with any Governmental Authorities or other third parties, and shall provide reasonable advance notice of any such meetings or negotiations and (ii) review in advance and provide comments on any draft or final documents proposed to be submitted to Governmental Authorities or other third parties, and shall keep the Non-Controlling Party reasonably informed with respect to such Indemnified Environmental Matter, including, at the reasonable request of the Non-Controlling Party, providing copies of all documents provided to, or received from, any Governmental Body or any other third party in connection with such investigation, cleanup, remediation, or other response.  The Controlling Party shall not agree to any settlement or resolution of any Indemnified Environmental Matter, or any investigation, remediation, closure or post-closure plan with respect thereto, without the consent of the Non-Controlling Party, such consent not to be unreasonably withheld.

(d)                                 Notwithstanding anything herein to the contrary, if the Indemnifying Party shall fail to act promptly with respect to any Indemnified Environmental Matter the control or defense of which it has assumed pursuant to this Section 9.5, the Indemnified Party may, at the Indemnifying Party’s sole expense, exercise control or defense of such Indemnified Environmental Matter and may resolve such Indemnified Environmental Matter in the Indemnified Party’s sole discretion.

9.6                               Sole Remedy.  Except as provided in Section 2.6, Section 6.5(c) and Section 10.10, from and after the Closing, the provisions of this ARTICLE IX shall be the sole and exclusive remedy of each Party for (i) any breach of a Party’s representations or warranties contained in this Agreement, (ii) any breach of a Party’s covenants or other agreements contained in this Agreement, (iii) any other matters relating to this Agreement, including claims under applicable securities laws, including under Rule 10b-5 of the Securities Exchange Act of 1934, or (iv) any Loss arising out of any Asbestos Action relating to Southern Wall Products, Inc., but excluding claims for fraud.  Sellers and Buyer and their respective Affiliates are the only Persons entitled to exercise any remedy provided by this ARTICLE IX, and Sellers and Buyer for themselves and their respective Affiliates, release, waive and agree not to sue for every other remedy and/or claim that any of them may have against a Party with respect to this Agreement.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein after the Closing.

9.7                               Materiality.  For purposes of indemnification under this ARTICLE IX, each of the representations and warranties in this Agreement that contains any qualifications as to materiality or Material Adverse Effect (or any correlative terms) shall be deemed to have been given as though there were no such qualifications in determining whether there has been any breach of any such representations or warranties, provided, the foregoing shall not apply with respect to Sections 3.5, 3.6 or 3.7(j).

ARTICLE X
MISCELLANEOUS

10.1                        Further Assurances.  Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Buyer, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required for the conveying, transferring, assigning and delivering of the Shares to Buyer.

10.2                        Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) three (3) Business Days after the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested; (ii) upon delivery, if delivered personally; (iii) upon delivery, if sent by prepaid courier, with a record of receipt; or (iv) the next day after the date of dispatch, if sent by facsimile, telecopy or e-mail (if provided below, and with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested or by prepaid courier), to the Parties at the following addresses:

(i)                                     if to Buyer, to:

GYP HOLDINGS III CORP.

c/o AEA Investors LP

666 Fifth Avenue, 36th Floor

New York, NY 10055

Attention: General Counsel

Fax:                       (212) 702-0518

E-Mail: bburns@aeainvestors.com

with a required copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Christopher Ewan, Esq.

Fax:                       (212) 859-4000

E-Mail: Christopher.Ewan@friedfrank.com

(ii)                                  if to Sellers or the Company before the Closing, to:

Gypsum Management and Supply, Inc.

1817 Fellowship Rd.

Tucker, GA 30084

Attention: G. Michael Callahan, Jr.

Fax:                       (770) 621-3082

E-Mail: gmcallahan@gms.com

with a required copy to:

Sutherland Asbill & Brennan, LLP

999 Peachtree St., NE; Suite 2300

Atlanta, Georgia 30309

Attention: John B. Miller

Fax:                       (404) 853-8806

E-Mail: john.miller@sutherland.com

(iii)                               if to any member of the Callahan Seller Group after the Closing, to:

G. Michael Callahan, Jr.

4439 East Brookhaven Drive

Atlanta, 30319

gmcallahan@gms.com

(iv)                              if to any member of the Mueller Seller Group after the Closing, to

Richard K. Mueller

c/o Gypsum, Management and Supply, Inc.

1817-A Fellowship Road

Tucker, GA  30084

(v)                                 if to any member of the Whitcomb Seller Group after the Closing, to

Richard A. Whitcomb

c/o Gypsum, Management and Supply, Inc.

1817-A Fellowship Road

Tucker, GA  30084

in each of clauses (iii), (iv) and (v), with a required copy to:

Sutherland Asbill & Brennan, LLP

999 Peachtree St., NE; Suite 2300

Atlanta, Georgia 30309

Attention: John B. Miller

Fax:                       (404) 853-8806

E-Mail: john.miller@sutherland.com

A Party may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other Parties in conformity with the foregoing.

10.3                        Assignment; Governing Law.

(a)                                 Assignment.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto; provided, however, that Buyer shall, at any time and without the prior written consent of any other Party, have the right to assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates (provided that no such assignment shall relieve the assigning party of any of its obligations under this Agreement); and provided, further, that Buyer and its subsidiaries may assign all of their rights, but not their obligations, under this Agreement to any Committed Financing Source or any Affiliate thereof as security for obligations to such Committed Financing Source in respect of the financing arrangements entered into in connection with the transactions contemplated hereby. Any attempted assignment in violation of this Section 10.3(a) shall be null and void.

(b)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflict of laws doctrines.

(c)                                  Consent to Jurisdiction; Service of Process.

(i)                                     Each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought exclusively in the Delaware court of Chancery in and for New Castle County or, if such court lacks subject matter jurisdiction, in the United States District Court for the District of Delaware or any Superior Court of the state of Delaware, as the Party bringing such action or proceeding may elect, and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party or that any such court is not a convenient forum for any such action or proceeding.  Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices set forth in Section 10.2 of this Agreement, such service to become effective ten (10) days after such mailing.  Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that such service of process was in any way invalid or ineffective.  The foregoing shall not limit the rights of either Party to serve process in any other manner permitted by law.  The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement.

(ii)                                  Notwithstanding the foregoing, each of the parties hereto agrees (A) that it will not bring or permit any of their Affiliates to bring or support any action, whether in law or in equity, whether in contract or in tort or otherwise, against any Committed Financing Party in any way relating to this Stock Purchase Agreement or any other related transactions, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (B) to waive and hereby waives, to the fullest extent permitted by law, any objection which any of them may now of hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in an such court, (C) that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Committed Financing Parties in any way relating to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (D) that none of the Committed Financing Parties will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Committed Financing Parties hereunder or thereunder.

(d)                                 Waiver of Jury Trial. Each of the Parties to this Stock Purchase Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Stock Purchase Agreement or the transactions contemplated hereby.

(e)                                  Enforcement.  The Parties agree that any judgment obtained in any action or proceeding referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

(f)                                   Deemed Acceptance.  Each Indemnified Party not a party to this Agreement seeking the benefit of ARTICLE IX of this Agreement shall be deemed to have accepted and agreed to the provisions of this Section 10.3 as a condition to obtaining any benefits under ARTICLE IX as if such Person was one of the Parties named herein.

10.4                        Amendment and Waiver.  To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought.  Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by another Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party or Parties of the right to exercise any such right, power or remedy or to demand such compliance.  Notwithstanding the foregoing, no modifications, amendments, waivers or terminations to the provisions of which the Committed Financing Party are expressly made third-party beneficiaries pursuant to Section 10.5 shall be permitted in a manner adverse to any Committed Financing Party without the prior written consent of the Committed Financing Source affiliated with such Committed Financing Party.

10.5                        Entire Agreement; No Third Party Beneficiaries.  This Agreement, the confidentiality agreement entered into by the Parties in connection with the transactions contemplated hereby, and the Schedules and Exhibits attached hereto (each of which are incorporated herein) set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions relating thereto, express or implied, oral or written.  This Agreement (including Section 6.10) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except (a) as provided in Section 6.15(c), (b) for the provisions of ARTICLE IX, to the extent they relate to Indemnified Parties or, with respect to Section 9.5, any release parties, that are not a party to this Agreement, (c) that each Committed Financing Party shall be an express third party beneficiary only of Sections 8.2, 8.3, 10.3, and 10.4 (and any provision of this Stock Purchase Agreement to the extent a modification, amendment, waiver or termination of such provision would modify the substance of Sections 8.2, 8.3, 10.3, and 10.4), and (d) that each intended third party beneficiary referred to herein shall be an express beneficiary of this Section 10.5.

10.6                        Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Buyer or Sellers.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.7                        Counterparts; Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.  A signed copy of this Agreement (or a signature page hereto) delivered by facsimile, e-mail, “.pdf” format, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.8                        Arbitration.  If (i) an Objection is not resolved as set forth in Section 2.6(b), or (ii) the Parties dispute the interpretation of any provision of this Agreement as it relates to the determination of the Closing Date Working Capital pursuant to the terms of Section 2.6, the Objection or disagreement will be resolved, or the disputed provision will be interpreted, by binding arbitration; provided, that, subject to the provisions of Section 9.4, the foregoing shall not preclude equitable or other judicial relief to enforce the provisions of this Agreement or to preserve the status quo pending resolution of such Objection, disagreement or disputed provision.  Subject to the provisions of this Section, Sellers and Buyer will agree upon the rules of the arbitration prior to the arbitration and based upon the nature of the Objection or the dispute.  To the extent that the Parties cannot agree on the rules of the arbitration, then the Commercial Arbitration Rules of the AAA in effect on the date hereof, as modified by this Agreement, will apply.  As a minimum set of rules in the arbitration, the Parties agree as follows:

(a)                                 The arbitration will be held in Atlanta, Georgia before a single arbitrator appointed jointly by the Parties or, if the Parties are unable to agree upon a single arbitrator  within ten (10) Business Days after delivery of a notice of intention to arbitrate, before a single arbitrator appointed pursuant to the Commercial Arbitration Rules of the AAA.

(b)                                 The Party initiating arbitration will deliver to the other Party notice of its intention to arbitrate.  The notice will contain a statement setting forth in reasonable detail the nature of the Objection or the provision of the Agreement in dispute, the amount involved, if any, and the remedy sought.  The other Party will file an answering statement within ten (10) days of the notice, which will contain a statement setting forth in reasonable detail the other Party’s responses to the Objection or the provision of the Agreement in dispute.  If no answer is given by the other Party within the stated time, the Objection or disagreement will be assumed to be denied.  Failure by the other Party to provide an answer will not operate to delay the arbitration.

(c)                                  Unless the Parties to the arbitration agree otherwise, no discovery will take place except as provided in this subsection.  Not less than 45 days before the date of the hearing, each Party shall provide to the other Party copies of all exhibits, affidavits and other evidence it intends to submit at the hearing, along with the identification of any witnesses to be called and a summary of anticipated testimony.  Based on a review of the information provided, and not less than 30 days before the date of the hearing, each Party will provide to the other Party, copies of any additional exhibits, affidavits and other evidence it intends to submit at the hearing, along with the identification of any additional witnesses to be called and a summary of anticipated testimony.  The arbitrator will be authorized to resolve any disputes concerning the exchange of information.

(d)                                 The arbitration hearing will take place over no more than five Business Days, beginning not more than 90 days after the date of the notice of arbitration; provided, however, that any failure to comply with the deadlines set forth in this subsection shall not be a basis for setting aside, not enforcing, or otherwise challenging the validity of, the award.

(e)                                  The arbitrator will deliver his or her decision in writing within ten (10) Business Days after the completion of the arbitration hearing; provided, however, that any failure to comply with the deadlines set forth in this subsection shall not be a basis for setting aside, not enforcing, or otherwise challenging the validity of, the award.

(f)                                   The arbitrator will specify the basis for his or her decision, the resolution of the Objection or dispute and a breakdown of any amounts awarded, if any, and the basis of any other remedy.  The arbitrator’s decision will be considered a final and binding resolution of the Objection or dispute, will not be subject to appeal and may be entered as an order in any court of competent jurisdiction in the United States.  Each Party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such order.  With respect to matters subject to arbitration pursuant to this Section 10.8, neither Party will sue the other except for enforcement of the arbitrator’s decision if the other Party is not performing in accordance with the arbitrator’s decision.  The provisions of this Agreement will be binding on the arbitrator.

(g)                                  Any arbitration proceeding hereunder will be conducted on a confidential basis.  The arbitrator’s discretion to fashion remedies hereunder will be no broader than the legal and equitable remedies available to a court.  Each Party shall pay one half of any fees and expenses required by the AAA in advance of the rendering of an award, and if one Party fails to pay its share of such fees and expenses, the other Party may pay the same and shall be entitled to have such amount entered with interest as part of the award in the event the paying Party is the prevailing Party.

10.9                        Transfer of Privilege; Conflicts.

(a)                                 Buyer acknowledges the fact that Sutherland Asbill & Brennan LLP (“Sutherland”) has represented the GMS Entities and the Sellers in connection with the transactions provided for herein and agrees that, effective upon the Closing, the GMS Entities shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the Sellers all of their right to, title to and interest in all communications with, and work product of, Sutherland as they relate to this Agreement, the documents related hereto and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Privilege Items”).  Buyer acknowledges and agrees that the intent and effect of this provision is to grant the Sellers control over the exercise of the attorney-client privilege held by the Company, if any, in respect of this Agreement and the Privilege Items, notwithstanding any failure by the Sellers to cause the Privilege Items to be removed or deleted from the GMS Entities’ files, electronic or otherwise.  Buyer agrees, after the Closing, to refrain from, and to cause the GMS Entities to refrain from, knowingly waiving the attorney-client privilege belonging to the Company, if any, relating to any matter relating to this Agreement or the Privilege Items occurring before the Closing or intentionally disclosing the content of communications or work product related to such privilege to any person, without the express written consent of the Principal Sellers (which consent will not be unreasonably withheld, delayed or conditioned).

(b)                                 If, subsequent to the Closing, any dispute (a “Dispute”) arises relating in any manner to this Agreement or any agreement delivered in connection herewith between one or more Sellers on the one hand, and Buyer or any of its Affiliates on the other hand, Buyer, for itself and its Affiliates, hereby consent to Sutherland’s representation of the Seller or Sellers with respect to such Disputes and waive any conflict of interest that may exist by reason of such representation.  Buyer acknowledges that Sutherland, in connection with its representation of the GMS Entities, has and will have obtained confidential information of the GMS Entities, and agree that such information may be used on behalf of the Sellers against them in connection with such Dispute at the sole discretion of the Sellers, notwithstanding a claim of privilege or work-product the Company may otherwise be entitled to assert, if any.

10.10                 Specific Performance.

(a)                                 The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Subject to the specific restrictions in Sections 8.2 and Section 10.10(b), each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(b)                                 Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Sellers and the Company shall be entitled to seek specific performance of the Buyer’s obligations to consummate the transactions contemplated hereby, and such right shall be available only in the event that each of the following conditions precedent has been satisfied prior to seeking specific performance: (A) the conditions set forth in Section 7.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied assuming the Closing occurs) have been satisfied and continue to be satisfied on the date the Closing is required to be consummated by the Buyer pursuant to the terms of this Agreement, (B) the Sellers irrevocably certify to the Buyer in writing that the Sellers and the Company are ready, willing and able to consummate the Closing on such date and that such Persons will consummate the Closing and the transactions contemplated hereby assuming the funding by the Committed Financing Sources, (C) the Buyer fails to consummate the Closing within two (2) Business Days following such written certification, and (D) the Debt Financing (or the Alternative Financing, as the case may be) has been funded or would be funded at the Closing; provided, that neither Sellers nor the Company shall be entitled to seek the remedy of specific performance with respect to the Buyer’s rights under the Debt Commitment Letters against the Committed Financing Sources.

(c)                                  While Sellers and the Company may pursue both a grant of specific performance under this Section 10.10 and the payment of the Buyer Termination Fee under Section 8.2, under no circumstances shall Sellers and/or the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Buyer Termination Fee.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COMPANY:	GYPSUM MANAGEMENT AND SUPPLY, INC.

	By:	/s/ G. Michael Callahan, Jr.
	Name:	G. Michael Callahan, Jr.
	Title:	President

[Signatures continue on next page.]

Signature Page to Stock Purchase Agreement

BUYER:	GYP HOLDINGS III CORP.

	By:	/s/ J. Louis Sharpe
	Name:	J. Louis Sharpe
	Title:	Vice President

[Signatures continue on next page.]

Signature Page to Stock Purchase Agreement

[Continuation of Signatures]

SELLERS:
/s/ Richard A. Whitcomb
	Name:	Richard A. Whitcomb

RICHARD A. WHITCOMB REVOCABLE TRUST

	By:	/s/ Richard A. Whitcomb
	Name:	Richard A. Whitcomb
	Title:	Trustee

SHIELDS AVENUE MANAGEMENT, LLC

	By:	/s/ Joan M. Whitcomb
	Name:	Joan M. Whitcomb
	Title:	Manager

/s/ Richard K. Mueller
	Name:	RICHARD K. MUELLER

MUELLER FAMILY INVESTMENT, LLC

	By:	/s/ Richard K. Mueller
	Name:	Richard K. Mueller
	Title:	Manager

/s/ G. Michael Callahan, Jr.
	Name:	G. MICHAEL CALLAHAN, JR.

2009 G. MICHAEL CALLAHAN, JR. FAMILY TRUST

	By:	/s/ Joseph P. Callahan
	Name:	Joseph P. Callahan
	Title:	Trustee

Signature Page to Stock Purchase Agreement